Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

ORANGE GLO INTERNATIONAL, INC.

and

CHURCH & DWIGHT CO., INC.

Dated as of July 14, 2006

6.	Covenants of Seller		23
	(a)	Access	23
	(b)	Ordinary Conduct	24
	(c)	No-Shop	25
	(d)	Name	25

7.	Representations and Warranties of Buyer		25
	(a)	Organization Authority; No Conflicts	25
	(b)	Actions and Proceedings, etc	26
	(c)	Availability of Funds	26

8.	Covenants of Buyer		26
	(a)	Confidentiality.	26
	(b)	No Additional Representations; Disclaimer.	27
	(c)	Customer and Supplier Notification	28
	(d)	Intellectual Property	28
	(e)	Assumed Liabilities	28

9.	Mutual Covenants		29
	(a)	Consents.	29
	(b)	Publicity	30
	(c)	Commercially Reasonable Best Efforts	30
	(d)	Regulatory Act Compliance	30
	(e)	Sales and Transfer Taxes, etc	31
	(f)	Market Information; Access to Books and Records and Personnel	31
	(g)	Employees.	32
	(h)	Accounts Receivable	34
	(i)	Ancillary Agreements	34
	(j)	Transaction Structure	34

10.	Indemnification.		35
	(a)	Indemnification by Seller	35
	(b)	Exclusive Remedy	36
	(c)	Indemnification by Buyer	36
	(d)	Certain Additional Matters	37
	(e)	Termination of Indemnification	38
	(f)	Procedures Relating to Indemnification.	38

11.	Termination.		39
	(a)	Termination	39
	(b)	Return of Documents and Confidential Information	40
	(c)	Effect of Termination	40

12.	Miscellaneous.		40
	(a)	Assignment	40
	(b)	No Third-Party Beneficiaries	40
	(c)	Further Assurances	40
	(d)	Survival	41
	(e)	Expenses	41
	(f)	Amendment and Waiver	41
	(g)	Notices	41

(h)	Interpretation	42
(i)	No Strict Construction	42
(j)	Counterparts	43
(k)	Entire Agreement	43
(l)	Brokerage	43
(m)	Schedules	43
(n)	Severability	44
(o)	Bulk Transfer Laws	44
(p)	Governing Law	44
(q)	Dispute Resolution; Arbitration; Litigation	44
(r)	WAIVER OF JURY TRIAL	45

LIST OF DISCLOSURE SCHEDULES

Schedule 1(a)	Acquired Subsidiaries

Schedule 1(j)	Excluded Business

Schedule 1(k)	Excluded Products

Schedule 1(s)	Noncompetition Agreement (List of Stockholders and Related Individuals)

Schedule 1(u)	Products

Schedule 2(b)(v)	Assets (Contracts)

Schedule 2(b)(vi)	Assets (Intellectual Property)

Schedule 2(c)(ix)	Excluded Assets

Schedule 2(d)(vi)	Assumed Liabilities

Schedule 2(f)	Allocation of Purchase Price

Schedule 4(a)(iv)	Third Party Consent

Schedule 5(a)(ii)	Organization and Authority; No Conflicts

Schedule 5(b)	Capitalization

Schedule 5(c)	Subsidiaries

Schedule 5(d)	Financial Statements

Schedule 5(e)	Title to Tangible Assets

Schedule 5(f)	Intellectual Property and Product Information

Schedule 5(g)	Leases; Leased Real Property

Schedule 5(h)	Contracts

Schedule 5(i)	Litigation; Decrees

Schedule 5(j)	No Material Adverse Effect

Schedule 5(k)	Compliance with Applicable Laws

Schedule 5(l)	Environmental

Schedule 5(m)	Taxes

Schedule 5(n)	Asset Sufficiency

Schedule 5(o)	Recent Conduct of the Business

Schedule 5(p)	Permits

Schedule 5(q)	Product Liability

Schedule 5(r)	Customers; Suppliers

Schedule 5(s)	Related Party Transactions

Schedule 5(t)	Labor Relations

Schedule 5(u)	Benefit Plans

Schedule 6(b)	Ordinary Conduct

Schedule 6(b)(v)	Product Promotion

Schedule 6(d)	Name

Schedule 8(d)	Intellectual Property

Schedule 9(g)(i)	Employees

Schedule 9(g)(ii)	Retained Benefit Plans

Schedule 9(g)(iii)	Stockholder-Related Employees

v

LIST OF EXHIBITS

Exhibit A	Noncompetition Agreement

Exhibit B	Release of Claims

Exhibit C	Stockholder Indemnification Agreement

INDEX OF DEFINED TERMS

Page
2005 Audited Financial Statements	18
401(k) Plan	37
Accounting Firm	13
Acquired Subsidiary	1
Affiliate	1
Agreement	1
Alternative Agreement	32
Alternative Arrangements	40
Alternative Seller	38
Ancillary Agreements	16
Applicable Rate	14
Assets	6
Assumed Liabilities	8
Benefit Plans	25
Business	1
Buyer Indemnified Parties	39
Buyer’s 401(k) Plan	37
Closing	11
Closing Date	11
Closing Deadline	43
Closing Net Working Capital	1
Closing Statement	12
Closing Subsidiary Cash	2
Code	2
Confidential Information	29
Confidentiality Agreement	29
Contracts	6
Credit Agreement	15
Designated Contacts	26
DOJ	34
Dual Covered Claim	40
Employees	2
Encumbrance	2
Environmental Laws	22
ERISA	2
ERISA Affiliate	25
Estimated Purchase Price	14
Excluded Assets	7
Excluded Business	2
Excluded Liabilities	10
Excluded Products	2
Excluded Subsidiaries	2
Final Purchase Price	12
Financial Statements	18
Foreign Plans	26
Former Employees	2
FTC	34

GAAP	3
GAAP Consistently Applied	3
Hazardous Materials	22
HSR Act	15
indemnified party	41
indemnifying party	41
Institute	48
Intellectual Property	7
IRS	25
knowledge	3
Leased Real Property	3
Leases	19
Losses	39
Material Adverse Effect	3
Noncompetition Agreements	4
Nontransferable Contracts	32
Notice of Disagreement	13
Payoff Amount	15
Pension Plan	25
Permitted Liens	19
Person	4
Pre-Closing Employee Expenses	9
Product Information	7
Products	4
Promotions	4
Purchase Orders	6
Purchase Price	4
QSSS Alternative	38
Release	21
Release of Claims	4
Required Provisions	38
Retained Benefit Plans	36
Schedules	5
Security Agreement	15
Seller	1
Seller Indemnified Parties	40
Seller Information	29
Seller’s Expenses	10
Stockholder Indemnification Agreement	5
Subsidiary	5
Subsidiary Stock	17
Successor	38
Successor Alternative	38
Target Net Working Capital	5
Tax	5
Tax Return	5
Taxes	5
Termination Date	44
Third Party Claim	41
Top Customers	23
Top Suppliers	23
Transferred Employees	35
Transition Services Agreement	6

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 14, 2006, is by and between ORANGE GLO INTERNATIONAL, INC., a Colorado corporation (“Seller”), and CHURCH & DWIGHT CO., INC., a Delaware corporation (“Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell or cause to be sold to Buyer the Assets, and Buyer desires to purchase the Assets and to assume the Assumed Liabilities, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. As used in this Agreement (including the Schedules hereto), the following definitions shall apply:

(a) “Acquired Subsidiary” means those Subsidiaries of Seller set forth on Schedule 1(a).

(b) “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified. For purposes of Section 5(s), the term “Affiliate” shall also include all familial relatives of the Person specified.

(c) “Business” means the business conducted by Seller and its Subsidiaries on or prior to the date hereof or on or prior to the Closing relating to laundry and household cleaning products, including the manufacture, marketing, distribution and sale of the Products (including through the use of third-party contract manufacturers, co-packers, distributors, fulfillment centers and other third parties), but expressly excluding the Excluded Business.

(d) “Closing Net Working Capital” means the excess of (i) the sum of Seller’s and the Acquired Subsidiaries’ current assets on a consolidated basis as of 11:59 p.m. (Chicago time for Seller and local time for each of the Acquired Subsidiaries) on the day immediately prior to the Closing Date, which current assets for purposes of this definition shall (x) consist of Seller’s and the Acquired Subsidiaries’ trade accounts receivable, other accounts receivable, inventory, prepaid expenses and other current assets, in each case, that are included in the Assets and (y) exclude all cash and cash equivalents (including short-term investments) of Seller and its Subsidiaries and, for the avoidance of doubt, other Excluded Assets, over (ii) the sum of Seller’s and the Acquired Subsidiaries’ current liabilities on a consolidated basis as of 11:59 p.m. (Chicago time for Seller and local time for each of the Acquired Subsidiaries) on the day immediately prior to the Closing Date, which current liabilities for purposes of this definition shall (x) consist of Seller’s and the Acquired Subsidiaries’ accounts payable and accrued expenses, in each case, that are included in the Assumed Liabilities (including, for the avoidance of doubt, the Pre-Closing Employee Expenses and current liabilities in respect of Promotions) and (y) exclude, for the avoidance of doubt, any Excluded Liabilities (including, for the avoidance of doubt, Seller’s Expenses). The foregoing shall be determined on a consolidated basis for Seller and the Acquired Subsidiaries in accordance with GAAP Consistently Applied (except as otherwise provided in the immediately preceding sentence).

(e) “Closing Subsidiary Cash” means the sum of all cash and cash equivalents (including short-term investments) of the Acquired Subsidiaries as of 11:59 p.m. (local time for each of the Acquired Subsidiaries) on the day immediately prior to the Closing Date. The foregoing shall be determined in accordance with GAAP Consistently Applied.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended.

(g) “Employees” means, as of the relevant time, all individuals with whom the Seller maintains an employer-employee relationship and whose primary responsibilities relate to the Business, including any such individual on short-term disability, workers’ compensation leave or other approved leave of absence who was so employed immediately before such absence.

(h) “Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement or option, or defect in title or other ownership interest.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j) “Excluded Business” means the businesses described on Schedule 1(j) and any other business (other than the Business) conducted after the Closing by Seller, its Affiliates (including, for this purpose, any of its stockholders) and/or their licensees.

(k) “Excluded Products” means those products described on Schedule 1(k).

(l) “Excluded Subsidiaries” means those Subsidiaries of Seller that are not Acquired Subsidiaries.

(m) “Former Employees” means, as of the relevant time, all individuals with whom the Seller previously maintained an employer-employee relationship and whose primary responsibilities related to the Business, including any such individual receiving long-term disability benefits.

(n) “GAAP” means United States generally accepted accounting principles.

(o) “GAAP Consistently Applied” means GAAP (A) using the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology to the extent consistent with GAAP, as were used by Seller in preparing the 2005 Audited Financial Statements and (B) in no event reducing the respective amounts of reserves and accruals for Seller from the amounts included in the 2005 Audited Financial Statements except to reflect (i) cash payments made by Seller subsequent to the date of the 2005 Audited Financial Statements or (ii) changes in facts, events or circumstances occurring between the date of the 2005 Audited Financial Statements and the Closing Date (and/or additional information or insight regarding any facts, events or circumstances that existed before or after the date of the 2005 Audited Financial Statements) that, based on the same accounting methods, policies, practices and procedures as were used by Seller in preparing the 2005 Audited Financial Statements and with consistent classification, judgment and estimation methodology, require or otherwise justify a reduction in the amount of any such reserves or accruals.

(p) “knowledge,” when used in the phrase “to the knowledge of Seller” or similar phrases means, and shall be limited to, the actual knowledge of the following individuals: David Appel (Chairman), Joel Appel (President), Terry Bates (Vice President, International and Chief Financial Officer), John Flanders (Vice President, General Counsel and Corporate Secretary), Rachel Cullen (Chief

Operating Officer), John Grover (Vice President, Human Resources), Richard Thome (Vice President, Operations), Steve Broughton (Vice President and Chief Information Officer), Glen Christofaro (Vice President, Sales), and Eileen Koop (Vice President, Product Development), and when used in the phrase “to the knowledge of Buyer” or similar phrases means, and shall be limited to, the actual knowledge of the following individuals: Zvi Eiref (Vice President Finance and Chief Financial Officer), James R. Craigie (President and Chief Executive Officer), and Susan E. Goldy (Vice President, General Counsel and Secretary).

(q) “Leased Real Property” means Seller’s leased real property located at (i) 8200 E. Maplewood Avenue, Greenwood Village, Colorado, (ii) 8765 East Orchard Road, Greenwood Village, Colorado, (iii) 918 West Central, Suite 6, Bentonville, Arkansas, and (iv) Prol. Americans 1600-4to Piso Col. Country Club, Guadalajara, Jalisco, Mexico.

(r) “Material Adverse Effect” means any event, circumstance, change or condition which, individually or in the aggregate, has had a material adverse effect upon the business, financial condition or operating results of the Business taken as a whole, except that, in determining whether there has been any such Material Adverse Effect, there shall be excluded any adverse effect (and the consequences thereof) related to or resulting from (i) general business or economic conditions affecting the industry in which the Business operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, (vi) the taking of any action contemplated by this Agreement, or a disruption to the Business as a result of the execution of this Agreement, the announcement by Buyer of its intention to purchase the Business or the announcement by Seller of its intention to sell the Business, or the transition or proposed transition of the Business from Seller to Buyer, (vii) solely for purposes of Section 4(a)(i), any existing event, occurrence, or circumstance with respect to which Buyer has knowledge as of the date hereof (including any matter set forth in the Schedules hereto), (viii) any adverse change in or effect on the Business that is cured by or on behalf of Seller before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Section 11, (ix) any adverse change in or effect on the Business that is caused by any delay in consummating the Closing after the date specified in Section 3(a) as a result of any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing, or (x) Buyer unreasonably withholding, conditioning or delaying its consent to any of the actions restricted by Section 6(b).

(s) “Noncompetition Agreements” means the Noncompetition Agreements, to be entered into by and among Seller and each of Seller’s stockholders (and related individuals) identified in Schedule 1(s) and Buyer, each in the form of Exhibit A attached hereto.

(t) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(u) “Products” means those products (other than the Excluded Products) manufactured, marketed, distributed and/or sold by Seller and its Subsidiaries on or prior to the date hereof or on or prior to the Closing, including those products listed or described on Schedule 1(u).

(v) “Promotions” means coupons, promotions, freestanding inserts and similar items.

(w) “Purchase Price” means an aggregate amount equal to $325,000,000, plus (or minus) (i) the amount (if any) by which Closing Net Working Capital is greater than (or less than) Target Net Working Capital and plus (ii) the amount of the Closing Subsidiary Cash.

(x) “Release of Claims” means the Release of Claims to be entered into by and among Seller (on its behalf and on behalf of the Excluded Subsidiaries) and the Acquired Subsidiaries in the form of Exhibit B attached hereto.

(y) “Schedules” means the Schedules delivered by Seller to Buyer on the date hereof, as amended, supplemented or restated in accordance with Section 12(m) of this Agreement.

(z) “Stockholder Indemnification Agreement” means the Stockholder Indemnification Agreement, to be entered into by and among Seller, Seller’s stockholders and Buyer, in the form of Exhibit C attached hereto.

(aa) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, limited liability company, or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, general partner, managing member of similar governing Person or board of such partnership, limited liability company, association or other business entity.

(bb) “Target Net Working Capital” means $15,801,000.

(cc) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.

(dd) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed by Seller with respect to the Business, including any schedules attached thereto and including any amendment thereof.

(ee) “Transition Services Agreement” means the Transition Services Agreement, to be entered into by and between Seller and Buyer, as contemplated by Section 9(i).

2. Purchase and Sale of Assets; Assumption of Liabilities.

(a) Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, or cause to be sold, conveyed, transferred and assigned to Buyer, and Buyer shall purchase from Seller, the Assets as of the Closing for an aggregate amount equal to the Purchase Price.

(b) Assets. For purposes of this Agreement, “Assets” shall mean all right, title and interest of Seller in all assets of every kind and nature, whether tangible or intangible and wherever located, relating (except as otherwise expressly provided in this Section 2(b)) to the Business (but, for the avoidance of doubt, excluding all Excluded Assets). The Assets shall include the following (but, for the avoidance of doubt, shall exclude all Excluded Assets):

(i) all cash and cash equivalents (including short-term investments) of the Acquired Subsidiaries whether or not relating to the Business (but, for the avoidance of doubt, excluding all cash and cash equivalents (including short-term investments) of Seller and the Excluded Subsidiaries) and all accounts and notes receivable relating to the Business (other than related-party receivables and employee receivables);

(ii) all inventories of raw materials, packaging materials, consigned goods and finished Products (including warehoused inventories and inventories covered by Purchase Orders) that are held or used in connection with the conduct of the Business;

(iii) all prepayments and prepaid expenses and third-party cash deposits relating to the Business;

(iv) all leasehold improvements and all equipment, furniture, fixtures and other tangible assets relating to the Business located at the Leased Real Property;

(v) all contracts, agreements, licenses, leases (for both real and personal property) and other legally binding arrangements, whether oral or written, (A) that are listed or described on Schedule 2(b)(v) hereto and (B) if not so listed or described, that relate to the Business and (x) are in existence on the date hereof and as of the Closing Date or (y) are entered into in the ordinary course of business on or prior to the Closing Date (collectively, the “Contracts”), and all commitments and orders for the purchase and sale of goods and equipment (including inventory) and services (including advertising, distribution, promotion and other incidental services) relating to the Business (collectively, the “Purchase Orders”);

(vi) all patents, trademarks, service marks, trade names, corporate names, Internet domain names, copyrights, inventions (whether or not patentable), trade secrets (including without limitation proprietary methods of manufacture, processes, know-how, designs and other proprietary and confidential information) and any applications and registrations therefor, and any goodwill associated therewith (collectively, the “Intellectual Property”), including those listed or described on Schedule 2(b)(vi) hereto, relating to the Business;

(vii) all existing books, records, other documents and relevant reports (whether in draft or final form) (including consumer, customer, manufacturer, supplier or vendor lists and files; distribution lists; mailing lists; price lists; sales materials; operating, production and other manuals; plans; files; specifications; process drawings; computer programs, data and information; marketing/research reports; consumer studies; tested new product concepts; manufacturing and quality control records and procedures; research and development files; original lab notebooks; advertising and promotional materials in all forms of media, including radio and television commercials and copy for printed advertisements) used in, related to, or prepared for use in the Business and in the possession or control of Seller or the Seller’s stockholders;

(viii) all existing or under-development product formulations and product specifications relating to the manufacture of Products and products that are related or could be related to the Business and all Intellectual Property therein (the “Product Information”);

(ix) all existing television commercials, infomercials, promotional materials, point-of-sale materials and advertising copy used by Seller in connection with the Business and all Intellectual Property therein;

(x) the outstanding capital stock or other equity securities of the Acquired Subsidiaries;

(xi) to the extent transferable, any permits or licenses issued by any governmental agency that are used in the Business;

(xii) all UPC manufacturer ID codes, EAN codes and other manufacturer codes, toll-free phone numbers, websites and website URLs used in the Business;

(xiii) any and all claims or causes of action against third parties in respect of the Business;

(xiv) all goodwill relating to the Products and the Business; and

(xv) to the extent transferable, all insurance policies and rights and claims thereunder related to the Assumed Benefit Plans.

(c) Excluded Assets. Notwithstanding anything to the contrary in Section 2(b), the Assets shall expressly exclude the following (collectively, the “Excluded Assets”):

(i) all cash and cash equivalents (including short-term investments) of Seller and the Excluded Subsidiaries (but with it being understood that all cash and cash equivalents (including short-term investments) of the Acquired Subsidiaries as of the Closing are not excluded pursuant to this clause (i));

(ii) all related-party receivables and employee receivables (including the right to collect any such receivables);

(iii) except as provided in Section 2(b)(xv), all insurance policies and rights and claims thereunder of Seller and its Subsidiaries, claims for and rights to receive Tax refunds (to the extent that the Taxes being refunded were paid by Seller or reduced the consideration received or receivable by Seller under this Agreement or constitute Excluded Liabilities), all Tax Returns relating to the Business and any notes, worksheets, files or documents relating thereto, and any legal files or other documents that are not related to the Assumed Liabilities;

(iv) all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Assets, the Assumed Liabilities and the Business;

(v) all of Seller’s rights under or pursuant to this Agreement and the other agreements between Buyer and Seller contemplated hereby;

(vi) the charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualification, taxpayer and other identification numbers, seals, minute books, equityholder and equity transfer records and all other similar records of Seller;

(vii) all existing price lists and books of account relating exclusively to the Excluded Business and all archival materials relating exclusively to the Excluded Products;

(viii) any consumer, customer, manufacturer or vendor lists and market research relating exclusively to the Excluded Business;

(ix) the assets listed or described on Schedule 2(c)(ix) hereto;

(x) the outstanding capital stock or other equity securities of the Excluded Subsidiaries; and

(xi) any and all claims to the extent relating to any of the foregoing described in this Section 2(c).

(d) Assumed Liabilities. Buyer shall, and hereby agrees to, assume on the Closing Date and shall, and hereby agrees to, duly, promptly and faithfully pay, perform and discharge when due, and otherwise comply with, all obligations and liabilities of Seller (and, to the extent listed or described on Schedule 2(d)(vi), its Subsidiaries) of whatever kind and nature relating to, or arising out of or in connection with the conduct of, the Business, whether primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, and whether arising before, on or after the Closing Date (collectively, together with all other liabilities of Seller relating to, or arising out of or in connection with the conduct of, the Business assumed by Buyer pursuant to this Agreement or the Schedules hereto but excluding the Excluded Liabilities, the “Assumed Liabilities”). Without limiting the generality of the foregoing, Buyer shall assume and pay, perform and discharge, and otherwise comply with, all of the following obligations and liabilities to the extent not Excluded Liabilities:

(i) all obligations and liabilities of Seller in respect of accounts payable, accrued expenses and other current liabilities as of the Closing (including all accrued expenses and other current liabilities as of the Closing for salary, wages, bonuses, vacation, sick-pay, commissions, and any other compensation and benefits (including for employment-related Taxes) in respect of or relating to the Employees and Former Employees of Seller (whether or not such employees become Transferred Employees) (all of the foregoing being referred to herein collectively as the “Pre-Closing Employee Expenses”));

(ii) all obligations, liabilities and commitments of Seller under the Contracts;

(iii) all obligations, liabilities and commitments in respect of any and all products (including inventory) manufactured, formulated, marketed, sold or distributed at any time prior to, on or after the Closing Date (including all obligations, liabilities and commitments in connection with the manufacture, formulation, marketing, sale or distribution thereof) in connection with the Business (including all product liability and infringement claims, all obligations and liabilities arising out of or relating to the activities and operations of third-party contract manufacturers and co-packers (including all environmental obligations and liabilities), and all obligations and liabilities for Promotions, refunds, adjustments, exchanges, returns and warranty, merchantability and other claims), and all other obligations and liabilities which arise directly or indirectly out of the operation of the Business or use of the Assets at any time prior to, on or after the Closing Date, including all pending claims and litigation relating to any of the foregoing obligations, liabilities and commitments;

(iv) all obligations, liabilities and commitments of Seller under Purchase Orders that are outstanding as of the Closing Date;

(v) all obligations and liabilities of Seller with respect to Taxes for taxable periods (or portions thereof) ending on or prior to the Closing Date, other than Taxes imposed on or measured by the net income of Seller;

(vi) all obligations and liabilities listed or described on Schedule 2(d)(vi) hereto;

(vii) sponsorship of and all liabilities and obligations with respect to each Benefit Plan listed on Schedule 5(u) (and related insurance contracts) other than the Retained Benefit Plans;

(viii) (A) all obligations and liabilities of Seller relating to or arising out of the employment or termination of employment of any Employees or Former Employees of Seller for periods prior to and through the Closing (whether or not such employees become Transferred Employees), and (B) except as otherwise specifically provided in Section 9(g), all obligations and liabilities relating to or arising out of the employment or termination of employment of any Transferred Employees after the Closing; and

(ix) all other obligations and liabilities to the extent relating to the Business or the Assets (whether the same arise or are incurred or otherwise relate to periods prior to, on or after the Closing Date).

It is hereby understood and agreed that all obligations or liabilities that would otherwise be Assumed Liabilities under this Section 2(d) but for the fact that such obligations or liabilities are obligations or liabilities of the Acquired Subsidiaries (and not Seller) shall be, for the avoidance of doubt, retained by such Acquired Subsidiaries, and Buyer shall cause such Acquired Subsidiaries to pay, perform or discharge all such obligations and liabilities. Buyer’s obligations under this Section 2(d) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

(e) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement (including Section 2(d) above), Buyer shall not assume or be liable for any of the following obligations or liabilities of Seller (the “Excluded Liabilities”):

(i) any obligations or liabilities of Seller to Buyer under this Agreement or the other agreements with Buyer contemplated hereby;

(ii) except as otherwise specifically provided in this Agreement (including Section 9(e) with respect to Taxes that may be imposed as a result of the sale and transfer of the Assets), any obligations or liabilities of Seller for expenses or fees (including brokers’ fees) incident to or arising out of the negotiation, preparation, approval or authorization of this

Agreement and the other agreements contemplated hereby or the consummation (or preparation for the consummation) of the transactions contemplated hereby and thereby, including attorneys’ and accountants’ fees (collectively, the “Seller’s Expenses”);

(iii) any obligations or liabilities of Seller or any of its Subsidiaries with respect to Taxes imposed on or measured by the net income of Seller or its Subsidiaries;

(iv) any obligations or liabilities under Seller’s 2006 Executive Compensation Program, 2006 Stay Bonus and Severance Plan, Success Sharing Plan (also referred to as the Long-Term Incentive Plan), and 2006 Stay Bonus and Severance Policy;

(v) any obligations or liabilities of Seller or its Subsidiaries for or in respect of indebtedness for borrowed money (together with all accrued interest, prepayment premiums or penalties related thereto), and under any contract or instrument relating to or evidencing such indebtedness for borrowed money;

(vi) any obligations or liabilities related to the closing of, or termination of operations at, the Excluded Subsidiaries (including for the dissolution or liquidation thereof) and any facility closing in respect of such Excluded Subsidiaries (except to the extent reflected as a current liability in the calculation of Closing Net Working Capital or listed or described on Schedule 2(d)(vi));

(vii) any related-party payables, including any obligations or liabilities of Seller or its Subsidiaries to the stockholders of the Seller or their Affiliates (except to the extent reflected as a current liability in the calculation of Closing Net Working Capital); and

(viii) any obligations or liabilities to the extent relating to the Excluded Business (whether the same arise or are incurred or otherwise relate to periods prior to, on or after the Closing Date).

(f) Allocation of Purchase Price and Assumed Liabilities. For Tax purposes, Buyer and Seller shall allocate the Final Purchase Price and the Assumed Liabilities among the Assets in accordance with Section 1060 of the Code and the allocation principles set forth on Schedule 2(f) hereto. Neither Buyer nor Seller, nor any of their respective Affiliates, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with such allocation of the Final Purchase Price and the Assumed Liabilities unless required to do so by applicable law. The parties shall exchange drafts of any information returns required by Section 1060 of the Code and any similar state statute at least 60 days prior to filing such returns and shall discuss in good faith any modifications suggested by the receiving party.

3. Closing; Purchase Price Adjustment.

(a) Closing. The closing (the “Closing”) of the purchase and sale of the Assets and the assumption of the Assumed Liabilities shall be held at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois at 10:00 a.m., local time, on August 7, 2006, or, if the conditions to Closing set forth in Section 4(a)(iii), Section 4(a)(iv) and Section 4(b)(iii) shall not have been satisfied by such date, on the date that is two business days following satisfaction of such conditions. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date,” and the Closing shall be deemed effective as of the time on the Closing Date at which the Closing is actually consummated. On the business day immediately preceding the Closing Date, Buyer and Seller shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m., local time, at which each party shall present for review by the other party copies in execution form of all documents required to be delivered by such party at the Closing.

(i) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Seller (A) by wire transfer to a bank account or bank accounts designated in writing by Seller immediately available funds in an amount equal to the Estimated Purchase Price, (B) such appropriately executed instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities and such other documents as are specifically required by this Agreement, (C) certified copies of resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (D) certified copies of Buyer’s certificate of incorporation and bylaws (or other organizational or governing documents), (E) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officer(s) of Buyer (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the other agreements contemplated hereby, and (F) a short-form certificate of good standing of Buyer, certified by the Secretary of State of Buyer’s jurisdiction of incorporation or organization as of a date not more than three business days prior to the Closing Date.

(ii) At the Closing, subject to and on the terms and conditions set forth in this Agreement, Seller shall deliver or cause to be delivered to Buyer (A) such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Assets (with it being understood, however, that such instruments shall not require Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement), (B) certified copies of resolutions duly adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (C) certified copies of Seller’s articles of incorporation and bylaws, (D) a certificate of the Secretary or an Assistant Secretary of Seller as to the incumbency of the officer(s) of Seller (who shall not be such Secretary or Assistant Secretary) executing this Agreement and the other agreements contemplated hereby, (E) a short-form certificate of good standing of Seller, certified by an appropriate government official of Seller’s jurisdiction of incorporation or organization as of a date not more than three business days prior to the Closing Date, and (F) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that Seller is not a “Foreign Person” as defined in Code Section 1445. With respect to the Intellectual Property included in the Assets, such instruments to be delivered at the Closing shall consist of assignments of such Intellectual Property in form appropriate for recordation with governmental agencies or authorities responsible for intellectual property, in particular, with respect to any domain names included in the Assets, such instruments to be delivered at the Closing shall consist of such documentation or instructions necessary to initiate the process for transfer of the domain names through the applicable registrar or registrars. It is being understood that the cost of preparing and recording any such documents and any fees or Taxes associated with the foregoing transfers shall be borne by Buyer.

(iii) As of the Closing Date there may be located on the Leased Real Property certain Excluded Assets or certain Excluded Assets may be owned by or in the possession of Seller’s Subsidiaries. Prior to the Closing, Seller and Buyer shall agree on reasonable procedures to transfer such Excluded Assets to Seller at such location or locations as shall be determined by Seller, it being understood that the cost of transferring such Excluded Assets (including any applicable Taxes) shall be borne by Seller. After the Closing, Buyer shall grant Seller and its representatives reasonable access to such Leased Real Property, during normal business hours and upon reasonable notice, in order to permit Seller and its representatives to remove such Excluded Assets and to take such other necessary or appropriate action with respect thereto as Seller may reasonably determine. In addition, after the Closing, Buyer shall, or shall cause the applicable Subsidiary to, transfer any Excluded Assets to Seller in a manner and in form and substance reasonably satisfactory to Seller. If at any time after the Closing Buyer discovers any Excluded Assets located on the Leased Real Property or owned by or in the possession of Buyer or a Subsidiary, it shall provide prompt written notice thereof to Seller.

(b) Purchase Price Adjustment.

(i) Within 90 days following the Closing Date, Buyer shall prepare and deliver to Seller a statement (in its final and binding form, the “Closing Statement”) setting forth Closing Net Working Capital and Closing Subsidiary Cash and the resulting final Purchase Price as calculated with reference to such amounts and, if applicable under Section 8(e), any other components thereof (the “Final Purchase Price”), which Closing Statement shall be accompanied by a certificate of Buyer that it has complied with the covenants set forth in Section 3(b)(iv). The Closing Statement shall be prepared on a consolidated basis for Seller and the Acquired Subsidiaries in accordance with GAAP Consistently Applied (except as otherwise provided in the definitions of Closing Net Working Capital and Closing Subsidiary Cash). During the 30 days immediately following Seller’s receipt of the Closing Statement and during the period of any dispute with respect to the Closing Statement, (A) Buyer shall assist Seller and its representatives in the review of the Closing Statement and provide Seller and its representatives with full access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of Buyer for such purpose, and, without limiting the generality of the foregoing, make available its employees (including employees who are knowledgeable with respect to the matters set forth in the Closing Statement and employees who were involved in the preparation of the Closing Statement) to provide explanations with respect to the Closing Statement and to assist in connection with the matters contemplated by this Section 3(b) (including any dispute relating to the Closing Statement), and (B) cooperate fully with Seller and its representatives, including the provision on a timely basis of all information necessary or useful in connection with the review of the Closing Statement.

(ii) The Closing Statement shall become final and binding upon the parties 30 days following Seller’s receipt thereof unless Seller gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted, and (B) only include disagreements based on mathematical errors or based on the Closing Statement not being prepared in accordance with this Section 3(b). If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any and all differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. At the end of such 30-day period, Seller and Buyer shall submit to a “big four” accounting firm for review and resolution of any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement. If Buyer and Seller are unable to mutually agree upon an accounting firm, Buyer and Seller shall select by lot a “big-four” accounting firm (which shall exclude Deloitte Touche Tohmatsu, Seller’s and Buyer’s regular accounting firm). Buyer and Seller shall instruct the accounting firm ultimately agreed upon or selected by lot under this Section 3(b) (the “Accounting Firm”) to, and the Accounting Firm shall, make a final determination of the items included in the Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Buyer and Seller will cooperate with the Accounting Firm during the term of its engagement. Buyer and Seller shall instruct the Accounting Firm to not, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. Buyer and Seller shall also instruct the Accounting Firm to, and the Accounting Firm shall, make its determination based solely on presentations by Buyer and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the resulting Final Purchase Price shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers its final resolution in writing to Buyer and Seller (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm pursuant to this Section 3(b) shall be borne by Seller, on the one hand, and Buyer, on the other hand, based on the ratio of the disputed amount not awarded to such party to the total amount actually disputed by the parties. For example, if the aggregate amount of the Final Purchase Price disputed by Seller is $1,000, and if Buyer contests only $500 of the amount disputed by Seller, and if the Accounting Firm ultimately resolves the dispute by finding that Seller properly disputed $300 of the $500, then the fees and expenses of the Accounting Firm will be allocated 60% (i.e., 300÷500) to Buyer and 40% (i.e., 200÷500) to Seller.

(iii) If the Estimated Purchase Price is less than the Final Purchase Price, Buyer shall, and if the Estimated Purchase Price is greater than the Final Purchase Price, Seller shall, within five business days after the Closing Statement becomes final and binding on the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at 8% per annum (the “Applicable Rate”), calculated on the basis of the number of days elapsed from the Closing Date to the date of payment. Buyer’s obligation to pay amounts under this Section 3(b)(iii) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

(iv) Buyer agrees that following the Closing it will not take any actions with respect to its accounting books, records, policies and procedures that would obstruct or prevent the preparation of the Closing Statement as provided in this Section 3(b).

(c) Estimated Purchase Price. No less than two (2) business days prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate of the Purchase Price (the “Estimated Purchase Price”), and a certificate signed by Seller to the effect that Estimated Purchase Price was determined in good faith in accordance with the provisions of Section 3; provided that, solely for purposes of Closing mechanics (and without prejudice to the amount of the Final Purchase Price as ultimately determined pursuant to this Agreement), in no event shall the Estimated Purchase Price be greater than $330,000,000 or less than $320,000,000.

4. Conditions to Closing.

(a) Buyer’s Obligation. The obligation of Buyer to purchase and pay for the Assets and assume the Assumed Liabilities is subject to the satisfaction (or, if applicable, waiver by Buyer) as of the Closing of the following conditions:

(i) The representations and warranties of Seller made in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes or developments expressly permitted by the terms of this Agreement or caused by the transactions contemplated hereby and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Seller shall have performed or complied with all obligations and covenants contained in Section 6(b) of this Agreement required by this Agreement to be performed or complied with by Seller by the time of the Closing, except for breaches of such representations and warranties and covenants (disregarding for this purpose references to “Material Adverse Effect” (except with respect to Section 5(j) (Material Adverse Effect) in which the reference to “Material Adverse Effect” shall not be disregarded), but for the avoidance of doubt, (x) without disregarding references to “materiality” or other materiality qualifiers (or correlative terms), from representations and warranties so qualified, and (y) with such references to “Material Adverse Effect” (other than in Section 5(j) (Material Adverse Effect)) being replaced with references to “materiality” (or other materiality qualifiers (or correlative terms))) that, in the aggregate, together with all information disclosed in any supplements, modifications and updates to the Schedules hereto by Seller prior to the Closing as permitted by this Agreement, would not have a Material Adverse Effect; and Seller shall have performed or complied in all material respects with all material obligations and covenants (other than the obligations and covenants contained in Section 6(b)); and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a senior executive officer of Seller on behalf of Seller confirming the foregoing;

(ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the sale and purchase of the Assets and the assumption of the Assumed Liabilities;

(iii) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), shall have expired or been terminated;

(iv) Seller shall have obtained the third party consent set forth in Schedule 4(a)(iv);

(v) Seller shall have delivered to Buyer either (A) (1) a pay-off letter in customary form providing Seller and Buyer (or, if not addressed to Buyer, permitting Buyer to rely on such letter) with confirmation that all Encumbrances on the Assets securing the obligations under the Credit Agreement, dated March 15, 2004, among Seller, the loan parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. (f/k/a Bank One, N.A.) and Banc One Capital Markets, Inc., as amended (the “Credit Agreement”), including those granted under the Pledge and Security Agreement, dated March 15, 2006, between Seller and JPMorgan Chase Bank, N.A. (the “Security Agreement”), have been or will have been released effective as of the payment in full of a definitive amount (either expressly or by means of objective calculation) equal to the amount necessary to pay the obligations under such Credit Agreement (the “Payoff Amount”) and authorizing Seller or Buyer to file the applicable UCC termination statements with respect to such Encumbrances, and (2) an instruction letter from Seller to Buyer instructing Buyer to wire transfer to the agent under such Credit Agreement such Payoff Amount

(the parties acknowledging that such amount will be paid from the Estimated Purchase Price), or (B) evidence of the filing of all UCC termination statements with respect to all Encumbrances on the Assets securing the obligations under such Credit Agreement, including those granted under the Security Agreement;

(vi) Each of Seller’s stockholders shall have executed and delivered the Stockholder Indemnification Agreement;

(vii) Each of Seller and the Acquired Subsidiaries shall have executed and delivered the Release of Claims;

(viii) This Agreement shall not have been terminated in accordance with Section 11; and

(ix) Seller and each of Seller’s stockholders (and related individuals) identified on Schedule 1(s) shall have executed and delivered the Noncompetition Agreements.

Any condition specified in this Section 4(a) (other than Section 4(a)(iii)) may be waived by a written instrument signed by Buyer and all conditions specified in this Section 4(a) shall be deemed to have been satisfied or waived from and after the Closing. The condition specified in Section 4(a)(iv) shall be deemed satisfied if either (x) Seller and Buyer enter into an Alternative Agreement at or before Closing as described in Section 9(a)(iv), or (y) Seller (and/or Alternative Seller and/or Successor) and Buyer enter into an amended Agreement as contemplated pursuant to Section 9(j).

(b) Seller’s Obligation. The obligation of Seller to sell and deliver or cause to be sold and delivered the Assets to Buyer is subject to the satisfaction (or, if applicable, waiver by Seller) as of the Closing of the following conditions:

(i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by a senior executive officer of Buyer on behalf of Buyer confirming the foregoing;

(ii) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the sale and purchase of the Assets and the assumption of the Assumed Liabilities;

(iii) The waiting period under the HSR Act shall have expired or been terminated;

(iv) This Agreement shall not have been terminated in accordance with Section 11;

(v) Buyer shall have executed and delivered the Transition Services Agreement; and

(vi) Seller shall have received in full from Buyer the Estimated Purchase Price in accordance with Section 3(a)(i)(A).

Any condition specified in this Section 4(b) (other than Section 4(b)(iii)) may be waived by a written instrument signed by Seller and all conditions specified in this Section 4(b) shall be deemed to have been satisfied or waived from and after the Closing.

5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a) Organization and Authority; No Conflicts.

(i) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite corporate power and authority to enter into this Agreement and the other agreements, documents and instruments contemplated hereby (the “Ancillary Agreements”) to be executed and delivered by Seller at Closing and to consummate the transactions contemplated hereby and thereby. All corporate acts and other corporate proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Seller at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller, and each of the Ancillary Agreements to be executed and delivered by Seller at Closing, when so executed and delivered, shall have been duly executed and delivered by Seller, and this Agreement constitutes, and each of the Ancillary Agreements to be executed and delivered by Seller at Closing, when so executed and delivered shall constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.

(ii) Subject to the matters disclosed on Schedule 5(a)(ii) hereto or Schedule 2(b)(v) hereto, the execution and delivery by Seller of this Agreement does not and the consummation by Seller of the transactions contemplated hereby does not (A) result in a breach of any of the provisions of, (B) constitute a default under, (C) result in a violation of, (D) give any third party the right to terminate or to accelerate any obligation under, or (E) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under any provision of the articles of incorporation or bylaws of Seller, or any Contract, or any judgment, order or decree applicable to the Business or the Assets or any material statute, law, ordinance, rule or regulation applicable to the Business or the Assets, other than any such breaches, defaults, violations or rights that, individually or in the aggregate, would not have a Material Adverse Effect, and other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or that may be required solely by reason of Buyer’s participation in the transactions contemplated hereby or the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Capitalization. Except as set forth on Schedule 5(b), the authorized and outstanding capital stock of Seller is owned of record and beneficially by the stockholders of Seller, free and clear of all Encumbrances.

(c) Subsidiaries. Schedule 5(c) sets forth the name of each Subsidiary of Seller, the jurisdiction of its incorporation or organization and the outstanding capital stock or other equity interests

(the “Subsidiary Stock”) of such Subsidiary owned by Seller or any of its other Subsidiaries. Each Acquired Subsidiary is an entity validly existing and in good standing (or an equivalent foreign concept to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, and each such Acquired Subsidiary is qualified to do business as a foreign entity in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Subsidiary Stock of each Acquired Subsidiary represents all of the issued and outstanding equity securities of each Acquired Subsidiary, and all of the outstanding Subsidiary Stock of each Acquired Subsidiary is duly authorized, validly issued, fully paid, and non-assessable (or an equivalent foreign concept to the extent applicable), and was not issued in violation of the terms of any agreement or other understanding binding upon Seller or any of its Subsidiaries. There are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of any Acquired Subsidiary, or subscriptions, warrants, options, rights (including, without limitation, preemptive rights), or other arrangements or commitments obligating any Seller Subsidiary to issue or dispose of any capital stock or other equity interests of any Acquired Subsidiary. Except as set forth on Schedule 5(c), all of the Subsidiary Stock of each Acquired Subsidiary is owned of record by Seller or another Subsidiary of Seller, free and clear of any Encumbrances, except for Encumbrances which will be released in connection with the Closing and for restrictions on transfer under applicable securities laws. The Excluded Subsidiaries are inactive or dissolved and have no material assets or liabilities related to the Business. Seller has previously furnished or made available to Buyer true, complete and correct copies of the certificate of incorporation and the by-laws or other organizational or governing documents of each Acquired Subsidiary as in effect on the date hereof.

(d) Financial Statements; Undisclosed Liabilities. Schedule 5(d) sets forth (i) the audited consolidated balance sheet of Seller as of, and the related consolidated statements of operations and income / (loss) and shareholder’s equity for Seller for, the fiscal year ended, January 2, 2005, (ii) the audited consolidated balance sheet of Seller as of, and the related consolidated statements of operations and income / (loss) and shareholder’s equity for Seller for, the fiscal year ended, January 1, 2006 (the “2005 Audited Financial Statements”), and (iii) the unaudited consolidated balance sheet of Seller as of, and the related consolidated statements of operations and income / (loss) and shareholder’s equity for Seller for, the four-month period ended, April 30, 2006 (in each case, prepared on a basis consistent with such audited statements and presented without separate footnotes), in each case together with the notes thereto (collectively, the “Financial Statements”). The Financial Statements have been derived from Seller’s accounting books and records and present fairly in all material respects the results of operations for Seller for the respective periods covered thereby, in each case in accordance with GAAP, consistently applied. To the knowledge of Seller, except as reflected in the Financial Statements or on Schedule 5(d), since January 1, 2006, neither Seller nor any of its Subsidiaries has or has incurred any liability or obligation of any nature (whether direct or indirect, matured or unmatured, or absolute, accrued, contingent or otherwise) except (A) liabilities or obligations that are accrued or reserved against in the Financial Statements or disclosed in the notes thereto, (B) liabilities or obligations that have arisen since January 1, 2006 that were incurred in the ordinary course of business, (C) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby, (D) liabilities or obligations to be included in the calculation of Closing Net Working Capital, (E) liabilities or obligations under Contracts and Purchase Orders (but not liabilities or obligations for breaches thereof), and (F) other liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Title to Tangible Assets. Seller or one of the Acquired Subsidiaries has good title to all the material tangible assets included in the Assets, except those sold or otherwise disposed of since the date hereof in the ordinary course of business consistent with past practice or as indicated on Schedule 5(e), free and clear of all Encumbrances, except (i) such as are disclosed on Schedule 5(e), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith and for which adequate reserves have been recorded on the books and records of the Business, (iii) other mortgages, pledges, liens, security interests or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Assets to which they relate in the operation of the Business as currently conducted, and (iv) such as will be released in connection with the Closing (such items described in clauses (i), (ii), (iii) and (iv) above, collectively, the “Permitted Liens”). Neither Seller nor any of its Subsidiaries own any real property. This Section 5(e) does not relate to intellectual property or product information or interests in intellectual property or product information, it being the intent of the parties that such items are the subject of Section 5(f).

(f) Intellectual Property and Product Information. Except as disclosed on Schedule 5(f) hereto, Seller or one of its Subsidiaries owns or has the right to use, without payment to any other Person, the material Intellectual Property and material Product Information owned or used by Seller and its Subsidiaries in the conduct of the Business. Except as set forth on Schedule 5(f) hereto, no claims are pending in writing or, to the knowledge of Seller, threatened in writing against Seller as of the date of this Agreement by any Person with respect to the ownership or use of any of the Intellectual Property or the Product Information owned or used by Seller and its Subsidiaries in the conduct of the Business and, to the knowledge of Seller, there is no reasonable basis for any such claim. Except as set forth on Schedule 5(f) hereto, no material licenses, sublicenses or agreements pertaining to any of the Intellectual Property or the Product Information owned or used by Seller and its Subsidiaries in the conduct of the Business have been granted or entered into by or on behalf of Seller or any of its Subsidiaries. Except as set forth in Schedule 5(f), all of the patents, trademark registrations, copyright registrations, and domain name registrations indicated in Schedule 2(b)(vi) are (A) held of record in the name of the Seller or a Subsidiary of Seller free and clear of all Encumbrances other than Permitted Liens, and (B) are not currently the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. Except as set forth in Schedule 5(f), the Company or the applicable Seller Subsidiary is the applicant or assignee of record in all patent applications, and applications for trademark, service mark, trade dress, industrial design, copyright, and domain name registration indicated in Schedule 2(b)(vi), and no opposition or extension of time to oppose has been received in connection with any such application.

(g) Leases; Leased Real Property.

(i) Schedule 5(g) sets forth a true, correct and complete list of all leases and subleases (the “Leases”) of the Leased Real Property. Seller does not currently operate the Business at any location other than those listed as Leased Real Properties. True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto have previously been delivered or made available by Seller to Buyer. Except as disclosed in Schedule 5(g), each Lease is a valid and binding obligation of Seller and, to the knowledge of Seller, is in full force and effect. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. Except as disclosed in Schedule 5(g), Seller or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under the Leases and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for failures to perform or any such breach or default that would not have a Material Adverse Effect. Except as set forth on Schedule 5(g), no construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by Seller. Seller has no obligations to provide deposits, letters of credit or other credit enhancements to retain its rights under the Leases or otherwise operate the Business at the Leased Real Properties.

(ii) To the knowledge of Seller, Seller presently enjoys peaceful and undisturbed possession of its Leased Real Property sufficient for current use and operations. Seller has not received written notice of any material eminent domain, condemnation or other similar proceedings pending or threatened against Seller or a landlord with respect to, or otherwise affecting any portion of, the Leased Real Property. The current use of the Leased Real Property in the conduct of the Business does not violate any Lease in any material respect. Except as set forth on Schedule 5(g), there is no violation of any covenant, condition, restriction, easement or order of any governmental authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations of the property to which they relate or materially adversely affect the value thereof for its current use. Except as set forth on Schedule 5(g), the Leased Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, and other land use and similar applicable laws, rules and regulations, permits, licenses and certificates of occupancy affecting the Leased Real Property, and Seller has not received any written notice of any violation or claimed violation by any of them of any such laws, rules and regulations with respect to the Leased Real Property which have not been resolved or for which any obligation of Seller remains to be fulfilled, including but not limited to payments of monetary damages, fines or penalties, or completion of any remedial or corrective measures.

(h) Contracts. Seller has delivered to, or made available for inspection by, Buyer a copy of each material Contract. Neither Seller nor any of its Subsidiaries is party to any material Contract that is not listed on Schedule 2(b)(v) or Schedule 5(h), including any of the following types of Contracts: (i) contracts for consulting or similar services having a term greater than three months or which is an employment contract (other than an at-will employee contract) or a contract which calls for severance payments, (ii) contracts by Seller or any Acquired Subsidiary to pay an Employee or Former Employee compensation (including any bonus but excluding any benefits made available to Seller employees generally) (other than contracts set forth on Schedule 5(u)), (iii) contracts which restrict Seller or any Acquired Subsidiary from carrying out its business anywhere in the world or from competing with any other Person or which is a confidentiality or non-disclosure contract, (iv) contracts by Seller or any Acquired Subsidiary with any Affiliate (other than contracts set forth on Schedule 5(s)), (v) partnership or joint venture contracts, or (vi) union or other collective bargaining contracts (other than contracts set forth on Schedule 5(t)). Except as disclosed in Schedule 5(h), each Contract is a valid and binding obligation of Seller and, to the knowledge of Seller, is in full force and effect. Except as disclosed in Schedule 5(h), Seller or one of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for failures to perform or any such breach or default that would not have a Material Adverse Effect.

(i) Litigation; Decrees. Schedule 5(i) hereto sets forth a list of all proceedings, lawsuits or claims or, to the knowledge of Seller, investigations pending as of the date of this Agreement and all proceeding, lawsuits or claims or, to the knowledge of Seller, investigations that were instituted or adjudicated, settled or otherwise resolved at any time during the three-year period ending on the date hereof, and, in each case, which (i) if pending, are included in the Assumed Liabilities and which involve a claim against Seller or one of its Subsidiaries of, or which involve an unspecified amount which could reasonably be expected to result in liability of, more than $100,000, and, if not pending, which involved a claim against Seller or one of its Subsidiaries of more than $100,000, (ii) if pending, seek any injunctive relief which would adversely affect Buyer’s acquisition, ownership or operation of the Assets, and, if not pending, which sought any injunctive relief against Seller or any of its Subsidiaries, or (iii) directly relate or related to the transactions contemplated by this Agreement. Except as disclosed on Schedule 5(i) hereto, Seller and its Subsidiaries, with respect to the Business, are not in default in any material respect under any material judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to the Business or the Assets.

(j) No Material Adverse Effect. Except as set forth on Schedule 5(j), since January 1, 2006, there has been no Material Adverse Effect.

(k) Compliance with Applicable Laws. Except as set forth on Schedule 5(k), the Business has been conducted during the three-year period ending on the date hereof in compliance with (i) all applicable statutes, laws, ordinances, rules, orders and regulations of any U.S. governmental authority or instrumentality, and (ii) to the knowledge of Seller, all applicable statutes, laws, ordinances, rules, orders and regulation of any foreign governmental authority or instrumentality, except to the extent any instances of noncompliance would not result in a Material Adverse Effect. Except as set forth on Schedule 5(k), during the three-year period ending on the date hereof, Seller has not received any written communication from a governmental authority that alleges that the Business is not in compliance with all applicable federal, state, foreign or local laws, rules and regulations, except to the extent any instances of non-compliance would not result in a Material Adverse Effect.

(l) Environmental. The Business has complied during the three-year period ending on the date hereof with all Environmental Laws applicable to it, including all permits or licenses issued by any governmental agency that are required by Environmental Laws, except to the extent noncompliance would not have a Material Adverse Effect. Except as specifically set forth on Schedule 5(l) hereto: (i) Seller has not received written notice of liability with respect to any Release of Hazardous Materials at any property owned, operated or leased by the Business or at or any other location (including any off-site location); (ii) during the three-year period ending on the date hereof, Seller has not received any written notice of any actual or alleged violation of or liability under Environmental Laws or any judicial, administrative or arbitral proceeding pending or threatened against it under any applicable Environmental Laws, which violation, liability or proceeding has not been resolved; (iii) Seller has not entered into any consent decree or other agreement in settlement of any alleged violation of or liability under any applicable Environmental Law, under which decree or agreement the Business has any material unfulfilled obligations; (iv) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured or released, or arranged for the disposal, transportation, handling or manufacturing of, any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Materials) which has given rise to Seller receiving written notice during the three-year period ending on the date hereof of any liabilities (contingent or otherwise) for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental Laws; (v) to the knowledge of Seller, Seller has not assumed, undertaken, or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to environmental requirements; and (vi) Seller has furnished or made available to Buyer all environmental audits, reports and other material environmental documents relating to the Business, and any past or current properties, facilities or operations, in each case, which are in its possession or under its control. For purposes of this Agreement, “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, soil, surface or ground water, or property; “Hazardous Materials” means pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which liability or standards of conduct are imposed under any Environmental Laws, including, without limitation, petroleum and petroleum-related substances, products, by-products and wastes, asbestos and urea formaldehyde; and “Environmental Laws” means any applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign relating to protection of human health or the environment or otherwise related to hazardous substances, including contamination therefrom.

(m) Taxes. Except as set forth on Schedule 5(m) hereto:

(i) All material federal, state, local, foreign and other Tax Returns required to be filed by or on behalf of Seller prior to the Closing Date with respect to the Business have been or will be timely filed and such Tax Returns as so filed disclose all Taxes required to be paid for the periods covered thereby, except for any such failures to file and such errors which would not have a Material Adverse Effect. Seller (and any predecessor of Seller) has been a validly electing “S” corporation, within the meaning of Code Section 1361 and Code Section 1362 (and any corresponding provisions of any state and local jurisdictions in which Seller is required to file Tax Returns, except such jurisdictions were “S” corporation status is not recognized) at all times during its existence and Seller will be an S corporation up to and including the Closing Date. There are no liens for Taxes (except for Taxes not yet due and payable) on any of the Assets.

(ii) Each Acquired Subsidiary has timely filed all material Tax Returns required to be filed under applicable laws and regulations. All material Taxes due and owing by the Acquired Subsidiaries have been timely paid. None of the Acquired Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim delivered to Seller has been made during the three-year period ending on the date hereof by an authority in a jurisdiction where any Acquired Subsidiary does not file Tax Returns that such Acquired Subsidiary is or may be subject to taxation by that jurisdiction.

(iii) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or, to the knowledge of Seller, being conducted with respect to any of the Acquired Subsidiaries. None of the Acquired Subsidiaries has received from any foreign, federal, state, or local taxing authority during the three-year period ending on the date hereof any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Seller or any of its Subsidiaries.

(iv) None of the Acquired Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Each of the Acquired Subsidiaries has been consistently treated for all Tax purposes as a disregarded entity for US federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3 since the date of its formation.

(vi) None of the Acquired Subsidiaries is a party to or bound by any Tax allocation or sharing agreement that will not be terminated as of the Closing or has any liability for the Taxes of any Person under any foreign law similar to Treasury Regulation Section 1.1502-6, as a transferee or successor or by contract.

(n) Asset Sufficiency. Except as disclosed on Schedule 5(n) and except for the Excluded Assets, the Assets, together with Buyer’s rights under Section 12(c), but subject to Section 9(a), include all of the assets and rights that are necessary immediately after the Closing to operate the Business in all material respects in the manner operated by Seller and its Subsidiaries during the past 12 months (assuming for purposes hereof that Buyer shall employ all of Seller’s and its Subsidiaries’ Employees as of the date hereof).

(o) Recent Conduct of the Business. Except as set forth in Schedule 5(o), from January 1, 2006 until the date of this Agreement, Seller (i) has conducted the Business in the ordinary course consistent in all material respects with past practice and (ii) has not taken (or refrained from taking, as applicable) any actions that if taken after the date of this Agreement would violate Section 6(b) of this Agreement.

(p) Permits. Except as set forth in Schedule 5(p), Seller possess all material licenses, permits and other approvals of all federal, state, or local or, to the knowledge of Seller, non-US government, or any federal, state, or local or, to the knowledge of Seller, non-US court, legislature, government agency, or governmental commission, or any judicial or regulatory authority of any federal, state, or local or, to the knowledge of Seller, non-US government necessary to enable it to carry on the Business as it is currently conducted, except where a failure to have such licenses, permits and other approvals would not cause a Material Adverse Effect.

(q) Product Liability Claims. Seller has no knowledge of any material design, manufacturing or other defects, latent or otherwise, or any failure to meet applicable specifications with respect to any product of Seller or any Seller Subsidiary, except where any such defect or failure would not cause a Material Adverse Effect. Except as set forth on Schedule 5(q), there is no product liability claim relating to personal injury pending, or to Seller’s knowledge threatened, relating to any product of Seller or any of Seller’s Subsidiaries that involves a claim against Seller or one of its Subsidiaries of more than $25,000, and no such claim has been settled, adjudicated or otherwise disposed of during the three-year period ending on the date hereof.

(r) Customers; Suppliers. Schedule 5(r) sets forth a list of (i) the top five (5) customers of Seller by dollar volume of sales for the calendar year ended December 31, 2005 (the “Top Customers”) and (ii) the top five (5) suppliers of Seller by dollar volume of purchases for the calendar year ended December 31, 2005 (the “Top Suppliers”). Since January 1, 2006, Seller has not received any written notice or, to the knowledge of Seller, any oral notice from a Top Customer that such Top Customer (i) has ceased or will cease to purchase products from Seller or (ii) has materially reduced or will materially reduce the purchase of products from Seller. Since January 1, 2006, Seller has not received any written notice or, to the knowledge of Seller, any oral notice from a Top Supplier that such Top Supplier (i) has ceased or will cease to supply the products, equipment, goods or services of such Top Supplier to Seller or (ii) has materially reduced or will materially reduce the supply of the products, equipment, goods or services of such Top Supplier to Seller.

(s) Related Party Transactions. Except as described in Schedule 5(s), since January 1, 2005, no stockholder of Seller or Person under the control of any stockholder of Seller, or other Affiliate of any stockholder of Seller (other than of Seller), has or has had any contractual or other claims, express or implied, or of any kind whatsoever against the Business or any interest in any property or assets used by the Business; or engaged in any other transaction with the Business (other than employment relationships).

(t) Labor Relations. Except as set forth on Schedule 5(t) hereto:

(i) No Employee is represented by any union or other labor organization. There is no material unfair labor practice charge pending or, to the knowledge of Seller, threatened against Seller or the Acquired Subsidiaries relating to any of the Employees or Former Employees as relates to the Business. There are no negotiations or strikes, disputes, slow downs or stoppages relating to any of the Employees or the Business pending or, to the knowledge of Seller, threatened against or involving Employees or the Business. No labor grievance relating to any of the Employees or Former Employees as relating to the Business is pending. Neither Seller nor any of the Acquired Subsidiaries, has in the past three years experienced any work stoppage, slowdown, lockouts or similar labor disputes relating to any of the Employees or the Business.

(ii) There are no pending claims against Seller, the Acquired Subsidiaries or the Business (whether under federal or state law, employment agreements or otherwise) asserted by any Employee or Former Employee as relates to the Business on account of or for (A) overtime pay, other than overtime pay for work done during the current payroll period; (B) wages or salary for any period other than the current payroll period; (C) any amount of vacation or sabbatical pay or pay in lieu of vacation or time off; or (D) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours at work.

(iii) There is no charge against the Seller or its Affiliates of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which, to the knowledge of the Seller, has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other governmental entity or court. Each Seller and Acquired Subsidiary has operated the Business in compliance in all material respects with all applicable laws relating to employment, employment practices, wages, hours and terms and conditions of employment.

(u) Benefit Plans.

(i) Set forth on Schedule 5(u) is a true and complete list of each (A) “employee benefit plan,” as defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA), and (B) all other material employee benefit plans, programs, contracts or arrangements maintained, contributed to, or required to be contributed to, by the Seller, its Subsidiaries or any entity that is considered a single employer with the Seller or any of its Subsidiaries under Section 414 of the Code (“ERISA Affiliate”) for the benefit of any Employees, Former Employees, directors or consultants of the Seller, its Subsidiaries or any ERISA Affiliate or under which the Seller, its Subsidiaries or any ERISA Affiliate has any liability (all within the United States) (the “Benefit Plans”).

(ii) As applicable with respect to each Benefit Plan, Seller has provided to Buyer, true and complete copies of (A) each Benefit Plan, including all amendments thereto, (B) the current summary plan description and each summary of material modifications thereto and (C) the most recent Internal Revenue Service (“IRS”) determination letter or opinion letter. In addition, with respect to each Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) (a “Pension Plan”), the Seller has made available to Buyer, true and complete copies of (x) the most recently filed annual report (Form 5500 and all schedules thereto) and (y) the most recent actuarial report and financial statement.

(iii) Except as set forth on Schedule 5(u), each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable laws, including ERISA and the Code. Each Pension Plan meets the qualification requirements of Section 401(a) of the Code and all related trusts are exempt from taxation under Section 501(a) of the Code.

(iv) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA and no Benefit Plan is now or at any time has been a “multiemployer plan” as defined in Section 3(37) of ERISA.

(v) No Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither Seller nor any of its ERISA Affiliates have made a written or oral representation to any Employee or Former Employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(vi) No Asset (that is not an Excluded Asset) is subject to any lien under the Code or ERISA and neither the Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any Asset (other than an Excluded Asset) to liability under Section 4062, 4063, 4064 or 4069 of ERISA.

(vii) No payment which is or may be made by, from or with respect to any Benefit Plan which either alone or in conjunction with any other payment, will or would be reasonably be expected to properly be characterized as an excess “parachute payment” under Section 280G of the Code.

(viii) Except as listed in Schedule 5(u), there are no material pension welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by, Seller, its Subsidiaries or any ERISA Affiliate for the benefit of any Employee or Former Employee of Seller, its Subsidiaries or any ERISA Affiliate, including any such plan required to be maintained or contributed to by the law of the relevant jurisdiction, which would be described in Section 5(u)(i), but for the fact that such plans are maintained outside the jurisdiction of the United States (“Foreign Plans”). Seller has provided Buyer a true and complete summary of each Foreign Plan. Each Foreign Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable laws.

6. Covenants of Seller. Seller covenants and agrees as follows:

(a) Access. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Seller shall grant to Buyer or cause to be granted to Buyer and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Seller and its Subsidiaries that are in the possession of Seller and its Subsidiaries to the extent relating to the transition of the Business to Buyer (and Seller shall use its commercially reasonable efforts to cooperate with Buyer in connection therewith); provided that such access does not unreasonably interfere with the normal operations of Seller or its Subsidiaries or the Business; provided further that all requests for access shall be directed to Terry Bates or such other Person as Seller may designate in writing from time to time (the “Designated Contacts”); and provided, however, that nothing herein shall require Seller to provide access or to disclose any information to Buyer if such access or disclosure (i) would cause significant competitive harm to Seller or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (ii) would be in violation of applicable laws or regulations of any governmental entity (including the HSR Act and other anti-competition laws) or the provisions of any agreement to which Seller or any of its Subsidiaries is a party. Other than the Designated Contacts, Buyer is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, Employee, independent contractor, customer, supplier, distributor, joint-venturer, co-packer, broker, or other material business relation of Seller or any of its Subsidiaries prior to the Closing without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed); provided that Seller shall be permitted to participate in all discussions and meetings with such Persons and to review and comment promptly on any written communications to such Persons.

(b) Ordinary Conduct. During the period from the date of this Agreement to the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Seller shall, and shall cause its Subsidiaries to, conduct the Business in the ordinary course consistent in all material respects with past practice and shall use commercially reasonable efforts to maintain in the ordinary course of business consistent in all material respects with past practice the business relations of Seller and the Acquired Subsidiaries with their respective suppliers, customers, Employees and others with whom either has material business relations in connection with the Business, and except as contemplated by this Agreement or as set forth on Schedule 6(b), Seller shall not, and shall cause each of its Subsidiaries not to, do any of the following without the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed):

(i) make any material change in the conduct of the Business, except for changes that are in the ordinary course of business consistent in all material respects with past practice;

(ii) sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any of the Assets that are material (other than Intellectual Property, which is addressed in clause (iii) below), individually or in the aggregate, to the Business taken as a whole, except sales of inventory in the ordinary course of business;

(iii) encumber, abandon, permit to lapse or be cancelled or relinquish or otherwise fail to renew, any license or sublicense or otherwise convey rights under or with respect to the material Intellectual Property related to the Business, except in the ordinary course of business consistent in all material respects with past practice;

(iv) mortgage, pledge or grant any security interest in any of the material Assets in connection with the borrowing of money, or otherwise voluntarily permit the imposition of any material lien on any of the Assets;

(v) initiate a Product Promotion with respect to any Top Customer except as described in Schedule 6(b)(v) during the 60-day period commencing on the date of this Agreement or except in the ordinary course of business after such 60-day period;

(vi) make any material change in their accounting methods or practices (including without limitation any method of accounting for inventory or accounts receivable), except insofar as may be required by a change in GAAP or applicable law; provided that if such a change is made, then Seller shall provide Buyer with a reconciliation;

(vii) amend in a material manner or terminate any of the material Contracts, other than in the ordinary course of business or as otherwise necessary for the maintenance of property relating to Business;

(viii) make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Seller or any of the Acquired Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if in any such case any of the foregoing would be materially adverse to the Buyer’s Tax position in respect of the Assets following the Closing; or

(ix) agree in writing or otherwise to do any of the foregoing.

(c) No-Shop. Effective as of the date hereof, and continuing through the earlier of the Closing Date or the termination of this Agreement, Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the initiation of inquiries or proposals from, provide any confidential information to, or participate in any discussions or negotiations or cooperate with, any Person or group of Persons (other than Buyer and its Affiliates and their respective officers, employees, representatives and agents) that could involve, directly or indirectly, any sale by Seller of the Business or the Assets (other than the sales of inventory in the ordinary course of business consistent in all material respects with past practices), or any similar transaction involving Seller or otherwise facilitate or encourage any effort or attempt to do or seek any of the foregoing, regardless of the economic or other terms of any such sale or transaction. Seller will immediately cease and cause to be terminated any existing activities or negotiations with any parties conducted heretofore with respect to any such inquiry or proposal relating to the sale of the Business or the Assets.

(d) Name. Seller understands that, subsequent to the Closing, Buyer shall have the right to use the name “Orange Glo” and “OxiClean” and that such name is included in the Assets. From and after the Closing, neither Seller, nor its Affiliates shall use the name “Orange Glo”, “OxiClean” or any other name comprising or including the terms “Orange Glo” or “OxiClean” or any other name confusingly similar thereto (except as set forth on Schedule 6(d)); provided, however, that Seller shall file appropriate documentation no later than five (5) business days following the Closing Date changing its name and the name of each of the Excluded Subsidiaries in the jurisdiction of its organization and each jurisdiction in which it is qualified to do business to a name that does not include “Orange Glo”.

7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Organization Authority; No Conflicts.

(i) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to be executed and delivered by Buyer at Closing and to consummate the transactions contemplated hereby and thereby. All corporate acts and other corporate proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to be executed and delivered by Buyer at Closing and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer, and each of the Ancillary Agreements to be executed and delivered by Buyer at Closing, when so executed and delivered, shall have been duly executed and delivered by Buyer, and this Agreement constitutes, and each of the Ancillary Agreements to be executed and delivered by Buyer at Closing, when so executed and delivered shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as such enforcement may be limited by the availability of specific performance and the application of equitable principles.

(ii) The execution and delivery by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby does not (A) result in a breach of any of the provisions of, (B) constitute a default under, (C) result in a violation of, (D) give any third party the right to terminate or to accelerate any obligation under, or (E) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under any provision of the articles of incorporation or bylaws or other organizational or governing documents of Buyer, or any indenture, mortgage, loan agreement or material lease or any other material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound, or any material judgment, order or decree applicable to Buyer or its assets or any statute, law, ordinance, rule or regulation applicable to Buyer or its assets, other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act.

(b) Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or any of its Affiliates which would have an adverse effect on Buyer’s performance under this Agreement or the ability of Buyer to timely consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which would have an adverse effect on Buyer’s performance under this Agreement or the ability of Buyer to timely consummate the transactions contemplated hereby.

(c) Availability of Funds. Buyer has cash available, or binding commitments available under its existing credit facilities, to enable it to consummate on a timely basis the transactions contemplated by this Agreement.

8. Covenants of Buyer. Buyer covenants as follows:

(a) Confidentiality.

(i) Buyer acknowledges that all information provided or made available to any of it and its Affiliates, employees, agents and representatives by Seller and its Affiliates, Employees, agents and representatives (“Confidential Information”) is subject to the terms of a confidentiality agreement dated as of March 7, 2006 between or on behalf of Seller and Buyer or one or more of their respective Affiliates or other beneficial owners (the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to Confidential Information that relates to the Business, the Assets and the Assumed Liabilities.

(ii) Buyer agrees that, during the 3-year period commencing on the Closing Date, Buyer shall, and shall cause its directors, officers, employees, advisors, representatives, agents and Affiliates to, keep Seller Information (as defined below) confidential following the Closing Date, except that any such Seller Information required by law or legal or administrative process to be disclosed may be disclosed in accordance with the provisions of this Section 8(a)(ii). In the event that Buyer is requested or required by law or legal or administrative process to disclose any Seller Information, Buyer shall notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 8(a)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of outside counsel, compelled to disclose any Seller Information to any tribunal or else stand liable for contempt, Buyer may disclose such Seller Information to the tribunal; provided that Buyer shall use its commercially reasonable best efforts to obtain, at the request and expense of Seller, an order or other assurance that confidential treatment shall be accorded to such portion of Seller Information required to be disclosed as Seller shall designate. In connection with Transferred Employees and with respect to Seller Information, Buyer will use commercially reasonable best efforts, at Seller’s request and expense, to enforce existing confidentiality agreements and rights under state law requiring employees to keep trade secrets confidential. For purposes of this Agreement, the term “Seller Information” shall mean all information concerning Seller or its Affiliates or the Excluded Business or the Excluded Products, other than information that relates to the Business, the Assets and the Assumed Liabilities and other than any such information that is generally available to the public on the Closing Date, or thereafter becomes generally available to the public other than as a result of a breach of this Section 8(a)(ii).

(b) No Additional Representations; Disclaimer.

(i) Buyer acknowledges and agrees that neither Seller nor any other Person has made any representation or warranty, express or implied, including any representation or warranty as to the accuracy or completeness of any information regarding the Assets, the Assumed Liabilities or the Business or otherwise regarding the Assets, the Assumed Liabilities or the Business or the transactions contemplated by this Agreement, except as expressly set forth in this Agreement or any Ancillary Agreement executed and delivered by Seller or as and to the extent expressly required by this Agreement to be set forth in the Schedules hereto, and that Buyer is consummating the transactions contemplated hereby without reliance on, and hereby disclaims, any representation or warranty, express or implied, by Seller or any other Person except as expressly set forth in this Agreement or any Ancillary Agreement executed and delivered by Seller or as and to the extent expressly required by this Agreement to be set forth in the Schedules hereto. Buyer further agrees that neither Seller nor any other Person makes any representation or warranty to Buyer with respect to, and neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including the Orange Glo International Management Presentation prepared by Sawaya Segalas & Co. LLC dated April 17, 2006 and any information, document, or material made available to Buyer or any other Person in certain “data rooms” and online “data sites”, management presentations or any other form in expectation of the transactions contemplated by this Agreement or any Ancillary Agreement except for the representations and warranties expressly set forth in this Agreement. Buyer further acknowledges and agrees that Buyer has been given access to the premises, properties, books, contracts and records of Seller and has been furnished with all additional financial and operational data and other information concerning the Assets, the Assumed Liabilities and the Business as Buyer has requested in connection with Buyer’s determination to enter into this Agreement and consummate the transactions contemplated hereby. Buyer further acknowledges and agrees that it is sophisticated in all aspects of the general industry of Seller and has sufficient knowledge and expertise to evaluate the purchase of the Assets and the consummation of the transactions contemplated hereby.

(ii) In connection with Buyer’s investigation of the Business and the Assets, Buyer may have received from or on behalf of Seller certain projections, including projected statements of net revenues, direct product contribution and operating income of Seller and certain business plan information. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts), and that Buyer shall have no claim against Seller or any other Person with respect thereto. Accordingly, neither Seller nor any other Person makes any representations or warranties whatsoever with respect to any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

(iii) WITHOUT LIMITING THE GENERALITY OF THIS SECTION 8(b), AND WITHOUT LIMITATION OF BUYER’S RECOURSE AS ELSEWHERE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT EXECUTED AND DELIVERED BY SELLER, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO, AND BUYER HEREBY DISCLAIMS ANY, REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSETS, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ASSETS AND IT IS UNDERSTOOD THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT EXECUTED AND DELIVERED BY SELLER, BUYER TAKES THE ASSETS ON AN “AS IS” AND “WHERE IS” BASIS.

(c) Customer and Supplier Notification. Promptly following the Closing, Buyer shall notify all customers and suppliers of the Business in writing of the consummation of the transactions contemplated hereby and request that all such customers and suppliers change their respective billing and invoicing codes as appropriate to reflect the change in ownership of the Business. Buyer acknowledges and agrees that following the Closing it shall be responsible for all other transition matters in respect of, and continuing business relationships with, all customers and suppliers in connection with the change in ownership of the Business, except as otherwise expressly provided in the Transition Services Agreement.

(d) Intellectual Property. Notwithstanding anything in this Agreement to the contrary, Buyer acknowledges and agrees that during the twelve-month period following the Closing Date, Seller and its Subsidiaries shall be entitled to use the Intellectual Property described on Schedule 8(d) in connection with the Excluded Business and the Excluded Products.

(e) Assumed Liabilities. Although Seller does not intend (except as set forth in this Section 8(e)) to pay any liabilities which are included in the definition of “Assumed Liabilities” after 11:59 p.m. Chicago time on the day immediately prior to the Closing Date, should it do so in cash or other immediately available funds, Buyer shall promptly reimburse Seller by certified check or wire transfer of immediately available funds for the amount of any such payments; provided that, for purposes of administrative convenience, Seller may elect to pay any portion or all of the Pre-Closing Employee Expenses after the Closing and, should it elect to do so, in lieu of such reimbursement as provided above, Seller may elect to treat the amount of Pre-Closing Employee Expenses paid or to be paid by Seller as increasing the Purchase Price on a dollar-for-dollar basis and, if so elected by Seller, such amount shall, notwithstanding anything to the contrary set forth in the definition of Purchase Price, be taken into account in connection with the determination of the Estimated Purchase Price and/or the Final Purchase Price under this Agreement.

9. Mutual Covenants. Seller and Buyer covenant and agree as follows:

(a) Consents.

(i) Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Contracts or the Purchase Orders and such consents have not been obtained and may not be obtained. Buyer agrees Seller shall not have any liability whatsoever to Buyer (and Buyer shall not be entitled to assert any claims against Seller) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any Contract or Purchase Order or loss of right under any Contract or Purchase Order as a result thereof (provided that the foregoing shall not limit Buyer’s right to assert a claim under Article 10 for a breach of the representations and warranties expressly set forth in Section 5(a)(ii), to the extent applicable). Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and, except as expressly provided in Section 4(a)(ii) and Section 4(a)(iv), no condition of Buyer shall be deemed not to be satisfied as a result of (A) the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. At Buyer’s written request prior to the Closing, Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer’s obtaining any such consents; provided that such cooperation shall not include any requirement of Seller to commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

(ii) With respect to any Contracts or Purchase Orders that may not be properly assigned to Buyer because of the failure to obtain a required consent (“Nontransferable Contracts”) or any consent that is not obtained, Buyer shall indemnify, defend and hold harmless Seller from and against any obligation or liability that Seller may have under or in connection with such Nontransferable Contracts or arising out of the failure to obtain such consent as a result of the transactions contemplated by this Agreement, including any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Persons arising out of or relating to the failure to obtain any consent or any default, acceleration or termination or loss of right under any such Nontransferable Contracts (provided that the foregoing shall not limit Buyer’s right to assert a claim under Article 10 for a breach of the representations and warranties expressly set forth in Section 5(a)(ii), to the extent applicable).

(iii) With respect to any Nontransferable Contract with respect to which Buyer has requested Seller’s cooperation in accordance with Section 9(a)(i) and with respect to which Seller and Buyer are unable to obtain a consent from the other party or parties, Buyer shall have the right to require Seller to use reasonable efforts to attempt to perform any such Nontransferable Contract, to the extent it relates to the Business, as agent for and for the account of Buyer, for a period up to 90 days following the Closing Date; provided that Buyer shall reimburse Seller for any and all costs, expenses, losses and liabilities incurred by Seller in connection with taking such action.

(iv) If Seller is unable to obtain (or if Seller reasonably believes it will be unable to obtain) the consent described on Schedule 4(a)(iv) and Buyer has not waived the condition set forth in Section 4(a)(iv), Seller and Buyer will, at the request of Seller, negotiate in good faith the terms of, and use commercially reasonable best efforts to enter into, an agreement (the “Alternative Agreement”) at or before Closing pursuant to which Seller will engage Buyer to perform all of Seller’s obligations under the Contract set forth on Schedule 4(a)(iv) from and after the Closing and Buyer will be afforded all of Seller’s rights and benefits under such Contract, and Buyer will agree to perform (in such manner as is sufficient to enable Seller to comply with its obligations under such Contract) all of Seller’s obligations under such Contract from and after the Closing, throughout the term of such Contract (or, if earlier, until such consent is obtained) and Seller will provide to Buyer all of Seller’s rights and benefits under such Contract; provided that Buyer shall reimburse Seller for any and all costs, expenses, losses and liabilities incurred by Seller in connection with any Alternative Agreement.

(b) Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, except as required by law or applicable rules or regulations of any stock exchange (in which case, prior to making such release, announcement or statement, Buyer shall give written notice to Seller describing in reasonable detail the proposed content thereof and shall permit Seller to review and comment upon the form and substance of such release, announcement or statement), no release, announcement or statement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other party, except that Seller may make announcements from time to time to its employees, customers, suppliers and other business relations. Notwithstanding the foregoing, Seller and Buyer shall cooperate to prepare a joint press release to be issued on the Closing Date. Seller and Buyer agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or any applicable stock exchange or for financial reporting purposes and except that the parties may disclose such terms to their respective accountants and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). In addition, Buyer shall not disclose the name or identity of any of the stockholders of Seller (including in any release, announcement or statement or otherwise), without the prior written consent of Seller, unless such disclosure is required by applicable law, any applicable stock exchange or governmental regulations or by order of a court of competent jurisdiction, in which case, prior to making such disclosure, Buyer shall give written notice to Seller describing in reasonable detail the proposed content of such disclosure and shall permit Seller and the applicable stockholders of Seller to review and comment upon the form and substance of such disclosure.

(c) Commercially Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 9(a) and this Section 9(c)), each party shall use its commercially reasonable best efforts to cause the conditions to Closing of the other party to be satisfied. Without limiting the generality of the foregoing or the provisions of Section 9(d), for purposes of this Section 9(c) and Section 9(d), the “commercially reasonable best efforts” of Buyer shall include Buyer’s agreement to hold separate and divest or license such portion of the Business or such products and assets of Buyer or its Affiliates as may be necessary to obtain the agreement of any governmental agency or authority not to seek an injunction against or otherwise oppose the transactions contemplated hereby, on such terms as may be required by such governmental agency or authority, and to cooperate with Seller in connection with Seller’s obtaining of the consent set forth in Section 4(a)(iv) and the satisfaction of such condition to Closing. The “commercially reasonable best efforts” of Seller under this Agreement shall not include any requirement of Seller to commence any litigation or arbitration proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

(d) Regulatory Act Compliance. Buyer and Seller shall each file or cause to be filed, promptly (but in any event on or prior to July 17, 2006) after the date of this Agreement, any notifications or the like required to be filed under the HSR Act and other antitrust or competition laws of any applicable jurisdiction with respect to the transactions contemplated hereby. Buyer and Seller shall bear the costs and expenses of their respective filings, but Buyer shall pay all filing fees in connection therewith. Buyer and Seller shall (subject to Seller’s rights under Section 11(a)) use their respective commercially reasonable best efforts to respond to any requests for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act and all other applicable antitrust or competition laws to terminate or expire at the earliest possible date (including with respect to filings under the HSR Act, seeking early termination of the waiting period under the HSR Act) and, subject to Seller’s rights under Section 11(a), to resist in good faith (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust or competition laws of any applicable jurisdiction, all to the end of expediting consummation of the transactions contemplated hereby. Each of Buyer and Seller shall (A) unless otherwise prohibited by applicable law, promptly notify each other of any communication to that party from the Federal Trade Commission (“FTC”), the United States Department of Justice (“DOJ”) or any other regulatory agency with respect to the transactions contemplated hereby, and permit the other party to review in advance any proposed written communication to the FTC, the DOJ or any other regulatory agency; (B) unless otherwise prohibited by applicable law, furnish the other party with copies of all correspondence, filings and other communications (and memoranda setting forth the substance thereof) between it, its Affiliates and their respective representatives, on the one hand, and the FTC, the DOJ or any other regulatory agency, or members of their respective staffs, on the other hand, with respect to the transactions contemplated hereby (excluding documents and communications which are subject to pre-existing confidentiality agreements or to attorney-client privilege); and (C) consult with the other prior to any meetings, by telephone or in person, with the staff of the FTC, the DOJ or any other regulatory agency, and each of Buyer and Seller shall have the right to have a representative present at any such meeting.

(e) Sales and Transfer Taxes, etc. Buyer shall pay all Taxes that may be imposed as a result of the sale and transfer of the Assets (including any Taxes, filing fees or expenses payable in connection with the sale and transfer of the Intellectual Property, and any stamp, duty or other Tax chargeable in respect of any instrument transferring property), together with any and all penalties, interest and additions to Tax with respect thereto, and Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Tax laws. Buyer and Seller shall also cooperate in providing each other with appropriate resale exemption certifications and other similar Tax and fee documentation.

(f) Market Information; Access to Books and Records and Personnel.

(i) Buyer acknowledges that certain books and records and other materials in the possession of Seller or that otherwise constitute Assets may contain information relating to, or which may be applicable to or used in connection with, the Excluded Assets, the Excluded Liabilities, the Excluded Business and the Excluded Products, and that Seller may retain copies of such books and records and other materials, including any consumer, customer, manufacturer and vendor lists and market research to the extent relating to, or which may be applicable to or used in connection with, the Excluded Business (whether or not the same also constitutes Assets), and Seller and its Affiliates and stockholders may use the same solely in connection with the Excluded Business.

(ii) From and after the Closing, Buyer shall provide Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other financial data included in the Assets (A) relating to periods prior to the Closing Date in connection with the preparation of tax returns (and any materials necessary for the preparation of the United States federal and state income tax returns of the stockholders of Seller) and financial statements for periods ending on or before the Closing Date and the management and handling of Tax audits and the management and handling of the matters set forth in Section 3(b) or any litigation or other proceeding in connection with the transactions contemplated hereby, whether such litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder, or, to the extent reasonably requested, such other similar purposes, or (B) relating to the Excluded Assets, the Excluded Liabilities, the

Excluded Business or the Excluded Products. In addition, from and after the Closing, Buyer shall, upon written request, make reasonably available to Seller and cause its employees who are Transferred Employees to assist in the preparation of tax returns for periods prior to the Closing (and any materials necessary for the preparation of the United States federal and state income tax returns of Seller) and the management and handling of Tax audits and the management and handling of the matters set forth in Section 3(b) or any litigation or other proceeding in connection with the transactions contemplated hereby, whether such litigation or other proceeding is a matter with respect to which indemnification may be sought hereunder (including by making such employees available to Seller for interviews and factual investigations and appearing at Seller’s request to give testimony without requiring service of a subpoena or other legal process). Unless otherwise consented to in writing by Seller (which consent shall not be unreasonably withheld), Buyer shall not, for a period of five years following the Closing Date, destroy, alter or otherwise dispose of any material books and records of the Business, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to Seller such books and records or such portions thereof. The parties shall cooperate fully, as and to the extent reasonably requested by each party and at the requesting party’s expense, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) Employees.

(i) Schedule 9(g)(i) identifies all Employees as of the date of this Agreement by name, location and title or function, and Seller has previously made available to Buyer a list identifying the current base salary or hourly wage, bonus opportunity, date of hire and accrued paid time-off for such Employees. Schedule 9(g)(iii) identifies all Seller stockholder-related Employees. Seller shall make available to Buyer an updated Schedule 9(g)(i) and list containing such information as of five (5) days prior to Closing. Effective as of the Closing Date, Buyer or one of its Affiliates shall extend offers of employment to all of the Employees on the updated Schedule 9(g)(i) but not to Employees identified on Schedule 9(g)(iii). Such offers of employment shall be at an aggregate salary or hourly wage and bonus opportunity that is substantially equivalent to the salary or hourly wage and bonus opportunity indicated on the updated list made available by Seller and shall provide for substantially similar in the aggregate employee benefits as those provided either by Seller immediately before the Closing (but disregarding for this purposes the Retained Benefit Plans) or to similarly situated employees of the Buyer or its Affiliate. All Employees who accept such offer of employment are hereinafter referred to as the “Transferred Employees.”

(ii) Seller shall retain responsibility for all payments, benefits or other obligations owed to any Employee or Former Employee (whether or not such individual becomes a Transferred Employee) under any Benefit Plan identified on Schedule 9(g)(ii) (the “Retained Benefit Plans”).

(iii) With respect to each Transferred Employee:

(A) Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer for such Transferred Employees after the Closing Date.

(B) Buyer shall use commercially reasonable best efforts to have any applicable insurance company apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any deductibles or co-insurance paid by each Transferred Employee under Seller’s welfare benefit plans during the current plan year.

(C) With respect to its employee benefit plans, programs and policies, Buyer shall recognize for purposes of participation, eligibility and vesting (but not for purposes of benefit accrual) the service of any Transferred Employee with Seller or its Affiliates prior to the Closing Date.

(D) Buyer shall be responsible for all workers’ compensation benefits payable to Transferred Employees with respect to injuries to Transferred Employees before, on or after the Closing Date.

(E) Buyer shall indemnify, defend and hold Seller harmless from and against any Losses (as defined in Section 10(a)) for severance liability suffered by Seller with respect to any Transferred Employee (other than severance obligations of Seller under Seller’s 2006 Executive Compensation Program, 2006 Stay Bonus and Severance Plan, and 2006 Stay Bonus and Severance Policy).

(F) Buyer and Seller agree to comply with the alternate procedure under Section 5 of Revenue Procedure 2004-53.

(G) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continued employment by Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Buyer or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment (including the terms of any benefit plan) of any such Transferred Employee.

(iv) Buyer shall indemnify and defend Seller and hold it harmless from and against any Losses which may be incurred or suffered by Seller under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., or any similar state law arising out of, or relating to, any actions taken by Buyer on or after the Closing Date.

(v) Buyer shall be responsible for providing continuation coverage pursuant to Section 4980B and the regulations thereunder to Transferred Employees, each such other “M&A qualified beneficiary” (as such term is defined under Treasury Regulation Section 54.4980B-9). Buyer and Seller agree that the Seller’s stockholder-related Employees listed on Schedule 9(g)(iii) shall be terminated by Seller in conjunction with the Closing and, to the extent that such Employees and their covered spouses and dependents are covered under Seller’s medical or dental plans as of the Closing Date, such individuals shall be deemed “M&A qualified beneficiaries” for purposes of this paragraph.

(vi) Effective as of the Closing Date, Buyer shall make available a defined contribution retirement plan qualified under Sections 401(a) and 401(k) of the Code for the benefit of all Transferred Employees (“Buyer’s 401(k) Plan”). Buyer’s 401(k) Plan shall permit the “rollover” by Transferred Employees of their existing account balance in the Orange Glo International 401(k) Profit Sharing Plan, including plan loans, as soon as practicable after the Closing Date.

(vii) Effective as of the Closing Date, Buyer shall assume responsibility for all accrued paid time-off of Transferred Employees and such paid time-off shall be made available by Buyer to each such Transferred Employee or, if such Transferred Employee terminates prior to receipt of such paid time-off, an amount equal to any remaining balance shall be paid by Buyer to such Transferred Employee.

(viii) Unless, not less than five (5) business days prior to the Closing Date, Buyer provides written notice to the Seller to the contrary, the Seller shall cause its board of directors to adopt a board consent immediately prior to the Closing to terminate the Seller’s 401(k) plan (“401(k) Plan”) and fully vest all affected participants effective as of no later than the day immediately preceding the Closing Date.

(h) Accounts Receivable. Seller shall promptly forward or cause to be forwarded to Buyer any and all proceeds from accounts receivable relating to the Business that are received by Seller or its Affiliates on or after the Closing Date, and Buyer shall promptly forward or cause to be forwarded to Seller any and all proceeds from accounts receivable relating to the Excluded Business that are received by Buyer or any of its Affiliates on or after the Closing Date. If either Buyer or Seller receives proceeds from a customer in respect of an account receivable that relates to both the Business and the Excluded Business and the customer does not specify whether the payment relates to the Business or the Excluded Business, such proceeds shall be prorated between Buyer and Seller based upon the sales relating to the Business and the sales relating to the Excluded Business reflected by such account receivable. If any customer deducts any amount in respect of an account receivable that relates to both the Business and the Excluded Business and the customer does not specify whether the deduction relates to the Business or the Excluded Business, any amounts deducted by such customer shall be prorated between Buyer and Seller based upon the sales relating to the Business and the sales relating to the Excluded Business reflected by such account receivable.

(i) Ancillary Agreements. Between the date hereof and the Closing, Seller and Buyer shall negotiate in good faith a Transition Services Agreement, which shall be executed and delivered at Closing, pursuant to which Buyer shall provide such post-closing transitional services to Seller and Seller’s Affiliates (including, for this purpose, any of its stockholders) as contemplated hereby for a period not to exceed 120 days following the Closing. These services shall include (i) use by Seller’s stockholders of their current offices at the Leased Real Property (at no cost), (ii) reasonable support and administrative staff services, (iii) reasonable access to other Transferred Employees for such transition and related services as Seller or its Affiliates (including, for this purpose, any of its stockholders) may reasonably request (with such services to be requested pursuant to this clause (iii) not expected to exceed an aggregate of 15 hours per week on average during the term of the Transition Services Agreement), (iv) consumer services and call center support in respect of the Excluded Business and (v) such other services as Seller may reasonably request prior to the Closing. The cost for these services shall be determined prior to the Closing and shall be set forth in the Transitional Services Agreement, but shall not exceed Buyer’s actual out-of-pocket cost (except that the office space referred to above shall be provided at no cost). The services to be provided under the Transition Services Agreement are in addition to (and not in lieu of) those services contemplated in Section 9(f). At the Closing, Buyer and Seller shall execute and deliver the Noncompetition Agreement and the Transition Services Agreement.

(j) Transaction Structure. In the event that (i) the consent set forth in Schedule 4(a)(iv) is not reasonably expected to be obtained (and in any event if such consent has not been obtained within five (5) business days prior to the scheduled Closing Date set forth in Section 3(a)) and Buyer has not waived the condition set forth in Section 4(a)(iv) and (ii) Seller and Buyer are not able to reach an agreement on the terms of the Alternative Agreement despite the use of commercially reasonable best efforts and good faith in the negotiation thereof as required by Section 9(a)(iv), Buyer shall cooperate with Seller, at Seller’s request, to amend and modify this Agreement and the other agreements contemplated hereby, in such manner as reasonably requested by Seller to implement an alternative structure for the transfer of the Business to Buyer from that contemplated in this Agreement provided such amended Agreement shall contain the provisions (“Required Provisions”) set forth below in form reasonably satisfactory to Seller (or Alternative Seller, as defined below) and Buyer. Without limiting the generality of the foregoing, the alternative structure may take the form of (1) a sale of stock of Seller by the stockholders of Seller (the “338(h)(10) Alternative”), (2) a sale of stock of Seller (which, under this alternative, would elect to be treated as a qualified subchapter S subsidiary within the meaning of Code Section 1361 prior to the Closing Date) by a new entity (“Alternative Seller”) treated as an S corporation for federal income tax purposes and formed for the purpose of holding the capital stock of Seller (the “QSSS Alternative”), or (3) a sale of the equity interests of a limited liability company (the “Successor”) that is a successor (by merger or conversion) of Seller that does not elect to be treated as a corporation for federal income Tax purposes (the “Successor Alternative”). The Required Provisions shall (A) provide for the purchase and sale of the shares of capital stock of Seller (or equity interests in the Successor, if applicable) in lieu of the Assets, (B) require the filing of an election under Code Section 338(h)(10), and any corresponding election under state, local, and foreign Tax law with respect to the purchase of the shares of capital stock of Seller if the 338(h)(10) Alternative is selected, and (C) provide for the transfer of any Excluded Assets to the Seller’s assignee or assignees and the assumption by the Alternative Seller of any Excluded Liabilities. The alternative structure shall be selected by Buyer and shall be reasonably acceptable to the Seller, provided that the parties hereto agree the Successor Alternative shall be reasonably acceptable to Seller in the event that no change in any Tax law that would reasonably be expected to have a material adverse impact on the Tax consequences to Seller or Alternative Seller (or their respective stockholders or equityholders, as applicable) of such alternative occurs on or before the Closing Date. Notwithstanding anything to the contrary in this Section 9(j), Buyer need not accept an alternative structure unless such alternative structure delivers substantially the same economic result (including asset step-up basis for tax purposes) and would not have a material adverse effect on Buyer or its Affiliates.

10. Indemnification.

(a) Indemnification by Seller. From and after the Closing (but subject to the provisions of this Section 10), Seller shall indemnify Buyer and its Affiliates and each of their respective officers, directors, and employees (the “Buyer Indemnified Parties”) and hold each of them harmless from any out-of-pocket loss, liability, damage or expense (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any of the Buyer Indemnified Parties to the extent resulting from (i) any breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement executed and delivered by Seller (excluding the Noncompetition Agreement executed and delivered by Seller), (ii) any breach of any covenant of Seller contained in this Agreement or any Ancillary Agreement executed and delivered by Seller (excluding the Noncompetition Agreement executed and delivered by Seller) or (iii) any Excluded Liability; provided that Seller shall not have any liability under this Section 10 for any breach of any representation or warranty contained in this Agreement or any Ancillary Agreement executed and delivered by Seller or any covenant of Seller contained in this Agreement to be performed at or prior to the Closing, and no claims by any of the Buyer Indemnified Parties shall be so asserted, unless and until the aggregate amount of Losses for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $4,875,000, and then only to the extent of any such excess; provided further that Seller shall not have any liability under this Section 10 for any breach of any representation or warranty contained in this

Agreement or any Ancillary Agreement executed and delivered by Seller or any covenant of Seller contained in this Agreement to be performed at or prior to the Closing, and no claims by the Buyer Indemnified Parties shall be so asserted, for any individual item where the Loss relating to such claim (or series of related claims arising from the same or substantially similar facts or circumstances) is less than $30,000, and such items shall be disregarded for purposes of the first proviso to this Section 10(a); and provided further that Seller’s aggregate liability under this Section 10(a) for any breach of any representation or warranty in this Agreement or any Ancillary Agreement executed and delivered by Seller or any covenant of Seller contained in this Agreement to be performed at or prior to the Closing, shall in no event exceed $32,500,000. Buyer agrees that in the event of any breach giving rise to an indemnification obligation of Seller hereunder, Buyer shall take and cause its Affiliates to take, or cooperate with Seller, if so requested by Seller, in order to take, all reasonable measures to mitigate the consequences of the related breach. Notwithstanding anything to the contrary contained in this Agreement, claims for (i) any breach of any covenant of Seller contained in this Agreement or any Ancillary Agreement executed and delivered by Seller to be performed after the Closing, (ii) any Excluded Liability, or (iii) with respect to Section 5(a)(i) (Organization and Authority; No Conflicts), Section 5(a)(ii) (Organization and Authority; No Conflicts) (but solely for the matters set forth therein with respect to the articles of incorporation or bylaws of Seller) and Section 12(l) (Brokerage) of this Agreement shall not be subject to the limitations set forth in this Section 10(a). For purposes of determining the existence of a breach of a representation or warranty hereunder (except with respect to Section 5(d) (Financial Statements; Undisclosed Liabilities), the first two (2) sentences of Section 5(h) (Contracts), Section 5(j) (Material Adverse Effect) and Section 5(r) (Customers; Suppliers)) or calculating the amount of Losses resulting from a breach of a representation or warranty hereunder (except with respect to Section 5(d) (Financial Statements; Undisclosed Liabilities), the first two (2) sentences of Section 5(h) (Contracts), Section 5(j) (Material Adverse Effect) and Section 5(r) (Customers; Suppliers)), references to “Material Adverse Effect” or “material” or other materiality qualifications (or correlative terms), shall be disregarded (but with it being understood that, for purposes of determining whether a breach of a representation or warranty constitutes an intentional fraudulent misrepresentation, such references to “Material Adverse Effect” or “material” or other materiality qualifications (or correlative terms) shall not be disregarded).

(b) Exclusive Remedy. Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy for monetary damages with respect to any and all claims relating to the subject matter of this Agreement and the Ancillary Agreements (excluding the Noncompetition Agreements), and the transactions contemplated hereby and thereby (excluding the Noncompetition Agreements), shall be pursuant to the indemnification provisions set forth in this Section 10 and the provisions of the Stockholder Indemnification Agreement. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, any and all rights, claims and causes of action it may have against Seller, whether known or unknown and whether accrued or unaccrued, relating to the subject matter of this Agreement and the Ancillary Agreements arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise, except for intentional fraudulent misrepresentation relating to a breach of a representation or warranty contained in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification under Section 10(a) with respect to any Loss or alleged Loss if Buyer shall have requested a reduction in the Closing Net Working Capital reflected on the Closing Statement on account of any matter forming the basis for such Loss or alleged Loss and shall have agreed, or the Accounting Firm shall have determined, that no such reduction (or any portion thereof) is appropriate.

(c) Indemnification by Buyer. Buyer shall indemnify Seller and its Affiliates and each of their respective officers, directors, and employees (the “Seller Indemnified Parties”) and hold each of them harmless from any Losses suffered or incurred by any of the Seller Indemnified Parties to the extent resulting from (i) any breach of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement executed and delivered by Buyer, (ii) any breach of any covenant of Buyer contained in this Agreement or any Ancillary Agreement executed and delivered by Buyer, (iii)

any failure of Buyer to pay, discharge or perform, or otherwise comply with, any of the Assumed Liabilities, (iv) any guarantee or obligation to assure performance given or made by Seller or any of its Affiliates with respect to any of the Assumed Liabilities, and (v) any and all obligations, liabilities, actions, suits, claims and other proceedings which arise directly or indirectly out of the operation of the Business or use of the Assets after the Closing.

(d) Certain Additional Matters.

(i) The amount of any and all Losses under this Section 10 shall be determined net of (A) the net present value of any Tax benefits reasonably expected to be realized (calculated using a discount rate equal to the Applicable Rate) by any party seeking indemnification hereunder arising from the deductibility of any such Losses, (B) any amounts recovered, recoverable or for which there is a right of recovery by the indemnified party under or pursuant to any insurance policy, indemnity, reimbursement arrangement or contract with respect to such Losses or pursuant to or under which such indemnified party or its Affiliates has rights (collectively, “Alternative Arrangements”), and (C) any liability or reserve reflected in the Financial Statements or the Closing Statement with respect to any matter forming the basis for such Losses. In the event of a claim covered by both an Alternative Arrangement and the indemnification provisions of this Article 10 (a “Dual Covered Claim”), Buyer agrees to use commercially reasonable best efforts to seek and pursue recovery under such Alternative Arrangement prior to any Buyer Indemnified Party making a claim for indemnification under this Article 10. In the event that, with respect to any such Dual Covered Claim, the Buyer has used commercially reasonable best efforts to seek and pursue recovery under such Alternative Arrangement but has failed to recover the full amount of such claim within thirty (30) business days prior to the applicable Termination Date for such claim under Section 10(e), then the Buyer may make a claim for indemnification under this Article 10; provided that the Buyer agrees to use commercially reasonable best efforts to continue to seek and pursue recovery under such Alternative Arrangement contemporaneously with seeking indemnification under this Article 10. Seller shall have no liability, and Buyer shall have no right to assert any claims, with respect to any Losses that would have been covered by any Alternative Arrangement in any Contract or Purchase Order had Buyer not amended or waived the terms of such Contract or Purchase Order as in effect immediately prior to the Closing.

(ii) Except those damages payable to third parties (other than Buyer or the other Buyer Indemnified Parties), in no event shall the Buyer Indemnified Parties be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses. Except those damages payable to third parties (other than Seller or the other Seller Indemnified Parties), in no event shall the Seller Indemnified Parties be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, consequential, incidental or indirect damages, lost profits or punitive, special or exemplary damages and, in particular, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses.

(iii) Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses hereunder.

(iv) Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes.

(e) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 12(d); provided that such obligations to indemnify and hold harmless with respect to Losses arising prior to expiration of the applicable period shall not terminate with respect to any item as to which the party to be indemnified shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. Seller shall have no liabilities or obligations under this Agreement, and Buyer shall have no right to assert any claims, with respect to any Loss, cause of action or other claim to the extent it is a Loss, cause of action or claim with respect to which Buyer has taken action (or caused action to be taken) to intentionally or knowingly accelerate the time period in which such matter is asserted or payable.

(f) Procedures Relating to Indemnification.

(i) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party (the “indemnifying party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made); provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within 10 days after the indemnified party’s receipt thereof, copies of all written notices, correspondence and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(ii) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party, so long as (A) the indemnifying party provides the indemnified party with notice in writing, within 30 days after receipt by indemnifying party of notice of the Third Party Claim, that the indemnifying party is assuming the defense, (B) the Third Party Claim involves only monetary damages, and does not seek an injunction or other equitable relief, and (C) the claim for indemnification does not relate to or arise in connection with any criminal proceeding, action, indictment, allegation or investigation with respect to the indemnified party; provided that the indemnifying party shall not be entitled to assume the defense of a Third Party Claim if it is reasonably more likely than not that the Losses relating to such Third Party Claim to be paid by the indemnified party (taking into account the dollar limitations otherwise set forth in this Article 10) would exceed the amount of Losses relating to such Third Party Claim to be paid by the indemnifying party (taking into account the dollar limitations otherwise set forth in this Article 10). Upon petition by the indemnified party, if the appropriate court rules that the indemnifying party failed or is failing to diligently prosecute or defend such claim, the indemnifying party shall not be entitled to conduct the defense of such claim. Should the indemnifying party elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not Seller shall have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates shall admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without Seller’s prior written consent. Neither Seller nor any of its Affiliates shall admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim against Buyer without Buyer’s prior written consent if, pursuant to or as a result of such settlement, injunctive or equitable relief will be imposed against Buyer.

11. Termination.

(a) Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i) by the mutual written consent of Seller and Buyer;

(ii) by Buyer, if there has been a material breach by Seller of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such breach has not been waived by Buyer, or cured by Seller within twenty days after written notice thereof from Buyer;

(iii) by Seller, if there has been a material breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at the Closing and such breach has not been waived by Seller, or cured by Buyer within twenty days after written notice thereof from Seller (provided that neither a breach by Buyer of Section 7(c) nor the failure by Buyer to deliver the Estimated Purchase Price at the Closing as required hereunder shall be subject to cure hereunder unless otherwise agreed to in writing by Seller);

(iv) by Seller at its sole discretion if (A) any governmental agency or body or third party shall institute any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement and (B) either (x) Seller reasonably believes that such suit or action is reasonably likely to delay the Closing until or after the Closing Deadline or (y) Buyer fails to use commercially reasonable best efforts to defend such suit or action so as to prevent the entry of an injunction or court order which could restrain or prohibit the consummation of the transactions contemplated by this Agreement; or

(v) by Buyer or Seller if the transactions contemplated hereby have not been consummated prior to November 11, 2006 (the “Closing Deadline”); provided that (A) Buyer shall not be entitled to terminate this Agreement pursuant to this clause (v) if Buyer’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby (including the failure to deliver the Estimated Purchase Price) and (B) Seller shall not be entitled to terminate this Agreement pursuant to this clause (v) if Seller’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

(b) Return of Documents and Confidential Information. In the event of termination by Seller or Buyer pursuant to this Section 11, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, (i) Buyer shall return all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller, and (ii) all Confidential Information shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c) Effect of Termination. In the event of any termination of this Agreement by Buyer or Seller as provided above, this Agreement shall forthwith become void and of no further force and effect (except for the provisions of Section 8(a) (Confidentiality), Section 9(b) (Publicity), Section 12(e) (Expenses), Section 12(l) (Brokerage), Section 12(p) (Governing Law), Section 12(q) (Dispute Resolution), and Section 12(r) (Waiver of Jury Trial) and this Section 11), and there shall be no liability or obligation on the part of Buyer or Seller to any other party hereto, except as set forth in this Section 11(c), except for any knowing and willful breaches of this Agreement prior to the time of such termination and, in the case of Buyer, except for the failure by Buyer to obtain sufficient financing for the consummation of the transactions contemplated hereby or to deliver to Seller the Estimated Purchase Price. Nothing in this Section 11 shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

12. Miscellaneous.

(a) Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or otherwise) without the prior written consent of Seller and any purported assignment without such consent shall be void and without effect; provided that, without the consent of Seller, Buyer shall be permitted to make a collateral assignment of its rights under this Agreement to any of its lenders upon written notice of such assignment to Seller and Buyer may assign its rights and obligations hereunder to one or more wholly-owned Subsidiaries of Buyer upon written notice of such assignment to Seller (it being understood, however, that no such assignment shall limit or otherwise affect Buyer’s obligations hereunder and that no such assignment shall materially impede or delay the consummation of the transactions contemplated by this Agreement).

(b) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and their successors and permitted assigns, any legal or equitable rights hereunder.

(c) Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitations set forth in this Agreement), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. Each party shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred pursuant to this Section 12(c).

(d) Survival. The representations and warranties of the parties in this Agreement and the Ancillary Agreements (other than the Noncompetition Agreements and the Stockholder Indemnification Agreement) shall survive the Closing solely for purposes of Section 10(a) and Section 10(c) and shall terminate nine months after the Closing Date (the “Termination Date”); provided however that the representations and warranties set forth in Section 5(a)(i) (Organization and Authority; No Conflicts) and Section 5(a)(ii) (Organization and Authority; No Conflicts) (but solely for the matters set forth therein with respect to the articles of incorporation or bylaws of Seller) shall survive indefinitely. The covenants of Seller set forth in this Agreement to be performed at or prior to the Closing shall survive the Closing solely for purposes of Section 10(a) and shall terminate on the Termination Date and the covenants of Seller set forth in this Agreement and the Ancillary Agreements to be performed after the Closing shall survive the Closing in accordance with their respective terms.

(e) Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

(f) Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided that, except as otherwise expressly provided in this Agreement, any amendment or waiver shall be binding only if such amendment or waiver is set forth in a writing executed by the party against whom enforcement is sought. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(g) Notices. All notices and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express overnight courier service of national standing (with charges prepaid) guaranteed next business day service, on the business day following the date of delivery to such courier service, (iii) if sent by facsimile (with confirmation of transmission), on the date of transmission if sent before 5:00 p.m. local time of the recipient party, and otherwise on the next business day, or (iv) if deposited in the United States mail, first-class postage prepaid, on the fifth business day following the date of such deposit. Notices and communications to the parties shall, unless another address or facsimile number is specified in writing pursuant to the provisions hereof, be sent to the address and facsimile number indicated below:

(A)	if to Buyer,

Church & Dwight
469 North Harrison Street
Princeton, NJ 08543-5297
Attention: James R. Craigie, President and Chief Executive Officer

with a copy to,

Church & Dwight
469 North Harrison Street
Princeton, NJ 08543-5297
Attention: Susan E. Goldy, Vice President, General Counsel and Secretary

with a copy to (which shall not constitute notice to the Buyer),

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Attention: John D. LaRocca, Esq.

(B)	if to Seller,

Orange Glo International, Inc.
8200 East Maplewood Avenue
Greenwood Village, Colorado 80111
Facsimile No. (303) 740-8622
Attention: David Appel

with a copy to (which shall not constitute notice to the Seller),

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Facsimile No. (312) 861-2200
Attention: Jack S. Levin, P.C.
Ted H. Zook, P.C.

and after the Closing, with a copy to (which shall not constitute notice to the Seller),

David Appel, as stockholder representative, to the address or facsimile number indicated in the Stockholder Indemnification Agreement, and Joel Appel, as stockholder representative, to the address or facsimile number indicated in the Stockholder Indemnification Agreement.

(h) Interpretation. The headings and captions contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” No representation or warranty regarding or relating to (i) Tax matters is being made, except as set forth in Section 5(m), (ii) labor matters is being made, except as set forth in Section 5(t), or (iii) intellectual property matters is being made, except as set forth in Section 5(f), or (iv) environmental matters is being made, except as set forth in Section 5(l), and, without limiting the generality of the foregoing, no such matters are covered by Section 5(k).

(i) No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, the parties hereto confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

(j) Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied or electronically transmitted signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

(k) Entire Agreement. This Agreement and the other agreements referred to herein (including the Confidentiality Agreement) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

(l) Brokerage. Buyer has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Buyer, except pursuant to an arrangement with Atlas Strategic Advisors, LLC, for which Buyer is solely responsible. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder’s fees with respect to this Agreement or the transactions contemplated hereby, except pursuant to an arrangement with Sawaya Segalas & Co. LLC, for which Seller is solely responsible.

(m) Schedules. All Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The section numbers in these Schedules correspond to the section numbers in the Agreement, provided, however, that the information and disclosures contained in any section of these Schedules will be deemed to be disclosed and incorporated by reference in any other section(s) of these Schedules as though fully set forth in such other section(s) for which the applicability of such information or disclosure is reasonably apparent on its face. The inclusion of information in the Schedules shall not be construed as an admission that such information is material to the Assets, the Business or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Schedules is or is not in the ordinary course of business for purposes of this Agreement. Prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules in writing to reflect changes and developments arising after the date hereof; provided that any such supplements, modifications or updates shall be delivered to Buyer at least one (1) business day prior to the Closing Date (except for any changes or developments which arise after the business day prior to the Closing Date, which may be delivered to Buyer on the Closing Date). Any such supplements, modifications or updates shall be subject to Buyer’s rights under Section 4(a)(i) and shall have the effect of modifying the representations and warranties made by Seller herein from and after the Closing for purposes of the provisions of Section 10 above. From and after the Closing, references to the Schedules shall be references to the Schedules as so supplemented, modified and/or updated.

(n) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(o) Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Assets.

(p) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

(q) Dispute Resolution; Arbitration; Litigation.

(i) Except as otherwise provided in Section 3(b), in the event of any dispute or disagreement between Seller and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision. The representatives shall promptly meet in a good faith effort to resolve the dispute. Except as otherwise provided in Section 3(b), if the representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, any controversy, dispute or claim arising out of or relating in any way to this Agreement or the transactions arising hereunder shall be settled exclusively by arbitration as provided in Section 12(q)(ii) below, except that if the amount in controversy or dispute or the amount of the claim exceeds $2.5 million, or in the event that the matter involves a claim for injunctive or other equitable relief, then either party may elect for such controversy, dispute or claim to be heard and determined in court as provided in Section 12(q)(iii) below.

(ii) Any arbitration pursuant to this Section 12(q) shall be conducted in the City of Chicago, Illinois. Such arbitration shall be administered by the Center for Public Resources Institute for Dispute Resolutions (the “Institute”) in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein), by one independent and impartial arbitrator selected in accordance with such Rules. Notwithstanding anything to the contrary provided in Section 12(p) hereof, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The fees and expenses of the Institute and the arbitrator shall be shared equally by the parties and advanced by them from time to time as required. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his sole discretion, on application by -either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. Buyer and Seller shall instruct the arbitrator to render his award within 30 days following the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to any party any damages of the type not permitted to be recovered under this Agreement in connection with any dispute between the parties arising out of or relating in any way to this Agreement or the transactions arising hereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this Section 12(q) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

(iii) Each of the parties submits to the jurisdiction of any federal court sitting in the City of Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that, subject to this Section 12(q), all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, except to the extent seeking injunctive or other equitable judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12(g) above. Nothing in this Section 12(q), however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.

(r) WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY KNOWINGLY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT, SUBJECT TO SECTION 12(q) ABOVE, ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE AGREEMENT AND CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

ORANGE GLO INTERNATIONAL, INC.

By:	/s/ Joel Appel
Name:	Joel Appel
Title:	President & C.E.O.

CHURCH & DWIGHT CO., INC.

By:	/s/ James Craigie
Name:	James R. Craigie
Title:	President and Chief Executive Officer